        As filed with the Securities and Exchange Commission on July 20, 1998

                                                      REGISTRATION NO. 333-29067

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                    ======================================

                              AMENDMENT NO. 4 TO
                                  FORM SB-2
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                        SENTINEL FINANCING LTD., L.P.
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             FLORIDA                              6153                   65-0776789
 (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

    601 Gateway Blvd., Suite 260, South San Francisco, CA 94080; (650) 869-3600
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                    OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             JONATHON W. HOLLANDSWORTH
                          Sentinel Acceptance Corporation
                                     President
                            601 Gateway Blvd., Suite 260
                           South San Francisco, CA 94080
                                   (650) 869-3600
             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                     INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                     Copies to:
                              MARK A. BONENFANT, ESQ.
                         Buchalter, Nemer, Fields & Younger
                             a Professional Corporation
                       601 South Figueroa Street, Suite 2400
                             Los Angeles, CA 90017-5704
                                   (213) 891-0700
                                     __________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after this Registration Statement becomes effective.
                                     __________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            SENTINEL FINANCING LTD., L.P.
                                CROSS REFERENCE SHEET

      Item No. and Caption                           Location or Caption in Prospectus
      --------------------                           ---------------------------------

 1.   Forepart of the Registration
      Statement and Outside Front Cover of
      the Prospectus........................         Cover Page of the Registration
                                                     Statement; Outside Front Cover
                                                     Page of Prospectus

 2.   Inside Front and Outside Back Cover
      Pages of Prospectus...................         Inside Front Cover Page; Outside
                                                     Back Cover Page; Available
                                                     Information

 3.   Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges....         Prospectus Summary; Risk Factors;
                                                     The Company

 4.   Use of Proceeds.......................         Use of Proceeds

 5.   Determination of Offering Price.......         Not Applicable

 6.   Dilution..............................         Not Applicable

 7.   Selling Security Holders..............         Not Applicable

 8.   Plan of Distribution..................         Outside Front Cover Page; Plan of
                                                     Distribution

 9.   Legal Proceedings.....................         Litigation

 10.  Directors, Executive Officers,
      Promoters and Control Persons.........         Management

 11.  Security Ownership of Certain
      Beneficial Owners.....................         Principal Security Holders

 12.  Descriptions of Securities............         Summary of Offering; Description
                                                     of Notes

 13.  Interest of Named Experts and Counsel.         Not Applicable

 14.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...........................         Not Applicable

 15.  Organization Within Last Five Years...         Business


 16.  Description of Business...............         Business

 17.  Management's Discussion and Analysis
      or Plan of Operation..................         Management's Discussion and
                                                     Analysis of Financial Condition
                                                     and Results of Operation

 18.  Description of Property...............         Business

 19.  Certain Relationships and Related
      Transactions..........................         Risk Factors; Management; Certain
                                                     Transactions

 20.  Market For Common Equity and Related
      Stockholder Matters...................         Not Applicable

 21.  Executive Compensation................         Management

 22.  Financial Statements..................         Financial Statements

 23.  Changes In and Disagreements with
      Accountants on Accounting and
      Financial Disclosure..................         Not Applicable

PROSPECTUS


                                     $15,000,000

                            Sentinel Financing Ltd., L.P.

                                  12% Secured Notes
                                       Due 2003
                            Minimum Offering:  $1,000,000


     Sentinel Financing Ltd., L.P., a Florida limited partnership (the "Company"), which is a newly organized, single purpose entity, is hereby offering $15,000,000 aggregate principal amount of 12% Secured Notes due 2003 (the "Notes"). The general partner of the Company is Sentinel Acceptance Corporation.

     The Notes will bear interest at the rate of 12% per annum, payable monthly on the 15th day of each month commencing ______________, 1998. The Notes will mature on _____________, 2003, and are subject to redemption at the option of the Company, in whole or part, at any time at a redemption price equal to the outstanding principal amount plus accrued interest thereon, without premium or penalty. The Company will not be required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. Notes may be purchased in multiples of $1,000, subject to a minimum purchase requirement of $2,000.

     The Notes are backed by: (i) retail installment sales contracts secured by new and used automobiles and light trucks ("Installment Contracts"); and
(ii) certain other collateral described herein. The Installment Contracts will be purchased with the net proceeds from the sale of the Notes. Purchasers of Notes must look to the Installment Contracts and related motor vehicle collateral as the primary source of payment on the Notes.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING DEFAULT ON THE INSTALLMENT CONTRACTS. SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE NOTES.

     DEBT SECURITIES OFFERED WITH A HIGH INTEREST RATE OR YIELD GENERALLY INVOLVE MORE RISK THAN MANY OTHER MEDIUM TERM DEBT INSTRUMENTS WITH LOWER INTEREST OR YIELD. NO PROVISION HAS BEEN MADE BY THE COMPANY TO ESTABLISH A SINKING FUND TO PAY THE INTEREST ON THE NOTES OR TO REPAY THE PRINCIPAL.

     THESE ARE SPECULATIVE SECURITIES. NO PUBLIC MARKET IS EXPECTED TO DEVELOP FOR THESE SECURITIES. INVESTORS SHOULD EXPECT TO RETAIN OWNERSHIP OF THE NOTES AND BEAR THE ECONOMIC RISK OF THEIR INVESTMENT FOR THE ENTIRE TERM OF THE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY

NOR HAS THE COMMISSION OR ANY STATE SECURITIES AGENCY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                      Underwriting Discounts     Proceeds to
                  Price to Public       and Commissions(1)        Company(2)
                  ---------------     ---------------------     ------------
 Per Note              100%                  7.5%                   92.5%
 Total Minimum     $  1,000,000          $    75,000            $    925,000
 Total Maximum     $ 15,000,000          $ 1,125,000            $ 13,875,000


 (1) The Notes are being offered on a "best-efforts" basis by Attkisson, Carter & Akers as placement agent. The Company has agreed to indemnify Attkisson, Carter & Akers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Company will also pay Attkisson, Carter & Akers a non-accountable expense allowance not to exceed 1.25% of the principal aggregate amount of Notes sold. See "Plan of Distribution."



 (2) Before deduction of a 1% investment banking and marketing fee payable to Attkisson, Carter Akers and before deducting expenses of approximately $200,000 to $300,000 payable by the Company. See "Use of Proceeds," and "Plan of Distribution."



      The Notes are being offered on a "best efforts" basis on behalf of the Company by Attkisson, Carter & Akers. All proceeds from the sale of Notes will be deposited in an escrow account at Greater Bay Trust Company (the "Escrow Account"), and no funds will be released to the Company therefrom unless and until the Company has sold $1,000,000 in aggregate principal amount of the Notes (the "Minimum Offering"). Upon sale of the Minimum Offering, the Notes shall be released to purchasers of the Notes (the "Noteholders") bearing an issue date equal to the date the purchase price therefor was deposited into the Escrow Account. If the Minimum Offering is not sold by October 31, 1998, all monies received will be refunded to investors, together with any net investment earnings thereon from the investment of such monies by the Escrow Account. In such event no expenses will be deducted from the escrowed funds. In the event of any such return of funds, the investors shall not be entitled to receive the stated interest rate on the Notes. Subscribers for the Notes shall have no right to withdraw any funds from the Escrow Account. Any subsequent sales proceeds from the Notes will be immediately available for use by the Company. The Company reserves the right to reject any subscription in whole or in part.



      The offering will terminate on July 31, 2000, unless sooner terminated by the Company in its sole discretion.


       The date of this Prospectus is ___________________________________, 1998

SUITABILITY STANDARDS

    Notes will only be sold to a person who makes the required minimum purchase and represents in writing that such person: (i) has annual gross income of at least $30,000 and a net worth of at least $30,000 (exclusive of home, home furnishings and automobiles); or (ii) has a net worth of at least $75,000 (exclusive of home, home furnishings and automobiles); or (iii) is purchasing in a fiduciary capacity for a person who (or an entity which) satisfies either of the foregoing clauses (i) or (ii). In the case of sales to fiduciary accounts, the suitability standards must be satisfied by the beneficiary; however, where the fiduciary is the donor of funds used for the investment, the fiduciary and not the beneficiary must meet the foregoing standards.

     All participating dealers will make reasonable inquiry to assure compliance with these suitability standards, and the Company will not accept subscriptions from any person who does not represent in the Subscription Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part ("Subscription Agreement") that he or she meets such standards. These suitability standards are established due to the illiquidity of the Notes and other risk factors associated with an investment in the Notes. See "Risk Factors."

     No transfers will be permitted of less than the minimum permitted purchase, nor may an investor transfer, fractionalize or subdivide notes so as to retain less than such minimum purchase.

                               [END INSIDE FRONT COVER]

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                     THE COMPANY

     Sentinel Financing, Ltd., L.P., a Florida limited partnership (the "Company"), is a newly formed single purpose company organized to specialize and engage in the purchase, collection and servicing of retail installment contracts ("Installment Contracts") originated by independent automobile dealers ("Dealers"). The Company will acquire directly and through intermediaries Installment Contracts originated by Dealers in connection with their sale of new and used automobiles and light duty trucks ("Financed Vehicles") to borrowers with limited credit histories or past credit problems ("Non-prime Consumers"). The Company's general partner is Sentinel Acceptance Corporation, a Florida corporation ("SAC"), and its sole limited partner is Four Star Financial Services, LLC, a California limited liability company ("Four Star"). Management services will be provided to the Company by SAC.

     The automobile finance industry is the second largest consumer finance market in the United States and is estimated by analysts to have been a $400 billion market in terms of outstanding credit at the end of 1996. The vast majority of automobile financing is provided by captive finance subsidiaries of major auto manufacturers, banks and credit unions for new cars purchased by "A" credit consumers ("Prime Consumers"). These lenders tend to avoid or do not consistently serve the Non-prime Consumer market, where primarily used automobiles are purchased and financed by borrowers with "B," "C" or "D" credit. The Non-prime Consumer market is estimated to constitute 20% of the auto finance market and expected to grow annually between $60 and $75 billion and is serviced primarily by independent finance companies such as the Company. The Company believes that the Non-prime Consumer market for used cars is growing due, in part, to (i) demographic and economic trends, (ii) the extension of the average useful life of automobiles and (iii) the increasing number of late-model used automobiles being offered for sale, including former rental cars and vehicles coming off-lease.

     The Company intends to supply additional capital to the Non-prime Consumer market. Utilizing state of the art technology to approve, process, service and collect automobile loans of a "B" and "C" nature, the Company will leverage long-term relationships established by its sales force. The Company will employ sophisticated behavioral models developed by Fair-Issac of San Rafael, CA to support credit decisions, as well as other tools such as an internally developed, windows based, loan processing and control systems. The acquisition and portfolio management systems will support the Company's commitment to manage the portfolio utilizing the debt policies and practices applied by commercial banks. See "Risk Factors - Availability of Installment Contracts."

                                  THE OFFERING


SECURITIES OFFERED    $15,000,000 aggregate principal amount of 12% Secured
                      Notes due 2003 (the "Notes").

MATURITY              _________________, 2003

INTEREST RATE
AND DATES             The Notes will bear interest at the rate of 12% per annum
                      (the "Note Rate").  Interest will accrue from the date of
                      issuance, payable monthly on the 15th day of each month.

OPTIONAL
REDEMPTION            The Notes will be redeemable at the option of the
                      Company, in whole or in part, at any time at a redemption
                      price equal to the outstanding principal amount plus
                      accrued interest thereon, without premium or penalty.

COLLATERAL            The Notes will be secured by a security interest in
                      (i) all Installment Contracts, acquired with the net
                      proceeds of this offering, and (ii) certain other
                      collateral described herein.

SINKING FUND          None

USE OF PROCEEDS       Net proceeds from the offering will be used for
                      reimbursement of the expenses associated with this
                      offering, initial operating expenses and for the purchase
                      of Installment Contracts.  See "Use of Proceeds."

MINIMUM OFFERING      The minimum aggregate principal amount of Notes to be
                      sold pursuant to this Offering is $1,000,000 (the
                      "Minimum Offering").  All monies received from investors
                      prior to the date on which the Minimum Offering has been
                      sold (the "Release Date"), will immediately be deposited
                      in an escrow account (the "Escrow Account") at Greater
                      Bay Trust Company (the "Escrow Agent").  On the Release
                      Date all monies in the Escrow Account shall be released
                      to the Company and the Notes shall be released to
                      purchasers of the Notes ("Noteholders") bearing an issue
                      date as of the date the purchase price of each Note was
                      deposited into the Escrow Account.  If the Release Date
                      does not occur on or prior to October 31, 1998, all
                      monies in the Escrow Account shall be returned to
                      investors, together with any net investment earnings
                      thereon and the investors will not be entitled to the
                      Note Rate.  The monies held in the Escrow Account will be
                      invested by the Escrow Agent in U.S. government
                      securities, the yield on which is expected to be
                      substantially lower than the Note Rate.

INDENTURE AND
TRUSTEE The Notes will be issued pursuant to an Indenture of Trust entered into between the Company and Sterling
                      National Bank, a national banking association, as trustee
                      (the "Trustee").

                                      5



PLAN OF DISTRIBUTION  The Notes will be offered and sold on a "best efforts"
                      basis on behalf of the Company by Attkisson, Carter &
                      Akers, a member of the National Association of Securities
                      Dealers, Inc. Investor funds will be held in a subscription escrow account until the minimum of $1,000,000 in principal amount of the Notes (the "Minimum
                      Subscription Amount") are sold.  INVESTORS WILL BE
                      REQUIRED TO DELIVER CHECKS FOR THE PURCHASE PRICE MADE
                      PAYABLE TO GREATER BAY TRUST COMPANY - SENTINEL FINANCING
                      LTD., L.P. ESCROW ACCOUNT.  If the Minimum Subscription
                      Amount is not reached on or before October 31, 1998, the offering will be terminated, and the escrowed funds, will be promptly returned to the subscribing investors by the escrow agent. Upon receipt of the Minimum Subscription
                      Amount, the escrowed funds will be released to the Company. See "Plan of Distribution."


                                  RISK FACTORS

     A PURCHASE OF THE NOTES INVOLVES VARIOUS RISK FACTORS, INCLUDING, BUT NOT LIMITED TO, THE RISKS SET FORTH BELOW. PROSPECTIVE INVESTORS SHOULD CONSIDER THESE RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE THE NOTES.

     LIMITED ASSETS AND OPERATING HISTORY. The Company has no prior operating history and does not have, and is not expected to have any significant assets other than the Installment Contracts that secure the Notes. While the Notes remain outstanding, the Company will not engage in any business other than the purchase, collection and servicing of the Installment Contracts. The Company's general partner began operations in 1995 and has limited capital, liquidity and experience.

     CREDITWORTHINESS OF CONTRACT OBLIGORS. Substantially all of the Installment Contracts to be purchased by the Company will be Non-prime Consumer credits. The Non-prime Consumer finance market is comprised of borrowers who are unable to obtain traditional financing through a bank or a captive finance company due to either incomplete or imperfect credit histories. Consequently, the incidence of delinquency or default is expected to be significantly higher for Non-prime Consumer credits than in the case of Prime Consumer credits. For these reasons, such Installment Contracts bear interest at rates significantly higher than in the case of Prime Consumer credits, but also involve a higher probability of default and greater servicing costs. The Company's profitability depends, in part, upon its ability to properly evaluate the creditworthiness of Non-prime Consumers and efficiently service its Installment Contracts. There can be no assurance that the discounts negotiated by the Company for Installment Contracts will accurately reflect the underlying credit risks. Furthermore, as competition within the industry increases, the Company's ability to negotiate discounts will be limited even if delinquency rates increase. If the discounts are inadequate, loan losses may exceed the proceeds of the performing loans, thus impairing the Company's ability to service the Notes.

     ECONOMIC FACTORS AFFECTING DELINQUENCIES. A purchasers' ability to remit payments as required by the terms of the Installment Contracts is in most cases dependent on their continued employment, and a job loss will usually result in defaults on their consumer debts. A prolonged economic recession resulting in widespread unemployment could cause a significant rise in delinquencies and charge-offs, which could adversely affect the Company and affect the Company's ability to pay Noteholders.

     AVAILABILITY OF INSTALLMENT CONTRACTS. The Company's ability to implement its growth strategy depends on its ability to purchase Installment Contracts meeting its underwriting standards. While management has numerous relationships with Installment Contract originators, the Company does not have formalized arrangements with a network of automobile dealers, financial intermediary or any other originator from which Installment Contracts will be purchased or through which Installment Contracts will be originated by the Company. There is no assurance that the Company will be able to find Installment Contracts to purchase at prices or on terms acceptable to the Company, or at all.
Unfavorable changes in the economic or competitive environment, or other occurrences resulting in the erosion of the Company's present and prospective originator base could adversely affect the Company's operations and impair its ability to achieve continual expansion. If the Company is unable to purchase suitable Installment Contracts or experiences delays in purchasing such Installment Contracts, the Company's expected net interest margin may be reduced, perhaps significantly, which could materially adversely affect the Company's income and ability to service the Notes.

     COMPETITION AND MARKET CONDITIONS. The Non-prime Consumer automobile finance market is very fragmented and highly competitive. The Company believes that there are numerous non-traditional consumer finance sources serving this market. Furthermore, during the past several years, a number of companies have completed initial public offerings of common stock, the proceeds from which were to be used (at least in part) to fund expansion and to support increased purchases of Installment Contracts. Traditional automobile financing sources include commercial banks, savings and loans, credit unions, captive finance companies of automobile manufacturers and other consumer lenders, many of which have significantly greater resources than the Company and may be able to offer more attractive Installment Contract purchase terms to Dealers. To the extent that traditional and non-traditional lenders significantly expand their activities in this market, the Company's ability to execute its business and growth strategy may be adversely affected. The Company's business is also affected by certain demographic, economic and industry trends. For example, these trends include increased sales of used vehicles, the rising price of new vehicles compared to U.S. median family income and the overall level of interest rates in general. The Company believes that recent trends favor increased growth in the portion of the automobile finance industry which serves Non-prime Consumers. However, a reversal of any of these trends could have a material adverse affect on the Company's operations, profitability and growth.

     Recently, some companies in the auto finance industry have experienced higher than expected default rates on automobile finance paper from borrowers who are categorized as "C" or below Non-prime Consumers. These developments have resulted in the deterioration of the financial condition of some companies operating in the subprime automobile finance industry.

     CONFLICTS OF INTEREST. SAC is the general partner of the Company. SAC is also the general partner of Sentinel Acceptance Ltd., LP ("Sentinel Acceptance") and provides management services to Sentinel Acceptance. Consequently, there will be conflicts of interest with respect to the allocation of SAC's management time between Sentinel Acceptance and the Company. Jonathan Hollandsworth, President of SAC will devote approximately twenty-five percent (25%) of his time to the management of the Company. The balance of the Company's management team will devote less than five percent (5%) of their time to the Company's management. SAC will also provide management, marketing servicing and administrative services to the Company. There may therefore be conflicts of interest with respect to the allocation of services, overhead expenses and functions between the activities of SAC, Sentinel Acceptance and the Company. There can be no assurance that any particular conflict may be resolved in a manner that does not adversely affect Noteholders. A significant part of Sentinel Acceptance business is automobile financing. A potential conflict of interest exists with respect to determining whether Installment Contracts will be purchased by Sentinel Acceptance or the Company. To lessen this conflict of interest, Sentinel Acceptance has agreed that it will not purchase any Installment Contract until the Company has expended all of its available net proceeds from this offering for the purchase of Installment Contracts.

     The Company will pay SAC for administration, marketing and servicing provided to the Company, which fees shall consist of the following: (a) one time boarding fee of $10.00 per Installment Contract; (b) one time administrative fee of $100.00 per Installment Contract; (c) one time marketing fee of $150.00 per Installment Contract; and (d) monthly service fee of $15.00 per Installment Contract. Assuming the Company receives the minimum proceeds from the sale of the Notes, SAC will receive an aggregate of approximately $90,000, $80,000, and $80,000 in the first three years, respectively, for administrative, marketing and servicing fees provided to the Company. If the Company receives the maximum proceeds from the sale of the Notes, SAC will receive an aggregate of approximately $485,500, $342,000 and $415,000 in the first three years respectively for administrative, marketing and servicing fees provided to the Company. Management believes that the terms of the services provided by SAC are similar to the terms that would be available from a third party in an arms-length transaction. See "Business - Operating Expenses," "-Servicing" and "Certain Transactions - Payments to SAC."

     SECURITY FOR NOTES. The Notes are secured by the Installment Contracts acquired with the net proceeds of this Offering. Although the Noteholders have been granted a security interest in the Installment Contracts as security for the Notes, their security position may become unperfected under certain limited circumstances. If such security interest were not perfected, the Noteholders would not have a priority claim on the collateral and would, in effect, be treated as unsecured creditors of the Company. Upon an event of default under the Notes, if the Noteholders did not have a priority claim on the collateral through perfection of their security interest, or if they lose a priority position on the collateral, their ability to sell the collateral and use the proceeds to pay the Notes would be adversely affected as other creditors would have an equal, or in some cases, superior, claim to the collateral, and the Noteholders could suffer a partial or total loss of principal and unpaid interest on the Notes. See "Certain Legal Aspects of the Installment Contracts
- Security Interests in Financed Vehicles" and "Description of the Notes - Security."

     Statutory liens for repairs or unpaid taxes may have priority over even a perfected security interest in the Financed Vehicles, and certain state and federal laws permit the confiscation of motor vehicles used in unlawful activity which may result in the loss of a secured party's perfected security interest in a confiscated motor vehicle. Liens for repairs or taxes, or the confiscation of a Financed Vehicle, could arise or occur at any time during the term of an Installment Contract. No notice may necessarily be given to the Company in the event such a lien arises or confiscation occurs.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to enforce its rights under the Installment Contracts or to repossess and to resell Financed Vehicles or enforce a deficiency judgment. In addition, the Company may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy, or may settle at a significant discount any deficiency judgment that it does obtain. In the event that deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged in whole or in part in bankruptcy proceedings, the loss will reduce the collateral securing the Notes, and if other collateral or dealer recourse agreements are insufficient may adversely affect the ability of the Company to repay the Notes. In the event of a bankruptcy by the Company, the Trustee is empowered to file such proofs of claim and other papers or documents to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Company, its creditors or its property.

     PARTNERSHIP DISTRIBUTIONS. Under the terms of the Company's Partnership Agreement, the partners of the Company are entitled to quarterly distributions from Cash Available for Distribution. Cash Available for Distribution means the remaining cash and other assets available for distribution to the partners after payment or satisfaction of the following:
(a) all partnership liabilities for ordinary and necessary expenses then due and owing to the persons other than the partners, (b) all payments currently due towards interest on the Notes, (c) the current cost of acquiring and servicing assets (including administrative, marketing and servicing fees payable to SAC), and (d) such reserves as may be determined by SAC to be reasonably necessary for the operation of the Company's business. The Partnership Agreement provides that distributions of Cash Available For Distribution cannot be made unless at the fiscal quarter or fiscal year end, as applicable, the Company's net receivables as reflected on the Company's balance sheet for such fiscal quarter or fiscal year end immediately preceding the fiscal quarter in which the distribution is to be made exceeds 110% of the principal amount of Notes issued and outstanding. These distributions to partners will reduce the amount of future Installment Contracts that may be acquired and will reduce cash reserves available for future payments with respect to the Notes in the event that future cash flow from the Installment Contracts is insufficient to make Note payments.

     EXTENSIVE REGULATORY REQUIREMENTS. The Company's business is subject to extensive supervision and regulation under federal, state and local laws and regulations which, among other things, may require the Company to obtain and maintain certain licenses and qualifications, limit interest rates, fees and other charges associated with the Installment Contracts purchased by the Company, require specified disclosures by Dealers to consumers and limit its right to repossess and sell collateral. An adverse change in, modification to or clarification of any of these laws or regulations, or judicial interpretations as to whether and in what manner such laws or regulations apply to Installment Contracts purchased or originated by the Company, could result in potential liability related to Installment Contracts previously purchased and could have a material adverse effect on the Company's financial condition and results of operations. In addition, due to the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations.

     The Company is subject to numerous federal laws, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the rules and regulations promulgated thereunder, and certain rules of the Federal Trade Commission ("FTC"). These laws require the Company to provide certain disclosures to loan applicants, prohibit misleading advertising and protect against discriminatory financing or unfair credit practices. The Truth in Lending Act and Regulation Z promulgated thereunder require disclosure of, among other things, the terms of repayment, the final maturity, the amount financed, the total finance charge and the annual percentage rate charged on each retail installment contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants (including retail installment contract obligors) on the basis of race, color, sex, age or marital status. Under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and must advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires the Company provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. The rules of the FTC limit the types of property a creditor may accept as collateral to secure a consumer loan and its holder in due course rules provide for the preservation of the consumer's claim and defenses when a consumer obligation is assigned to a subject holder. With respect to used vehicles specifically, the FTC's Rules on Sale of Used Vehicles requires that all sellers of used vehicles prepare, complete and display a Buyer's Guide which explains any applicable warranty coverage for such vehicles. The Credit Practices Rules of the FTC impose additional restrictions on loan provisions and credit practices.

     Several states, including California where the Company will initially focus its business, and the federal government have enacted "lemon laws" and similar statutes concerning protections for purchasers of automobiles. The application of these statutes may give rise to a claim or defense by an obligor against a Dealer from or through whom such obligor purchased such vehicle. These statutes apply to Installment Contracts purchased by the Company. The Company may be required to cancel Installment Contracts with an obligor who successfully asserts such a claim or defense, and while the Company would have a claim against the Dealer if the subject Installment Contracts had been purchased by the Company, there can be no assurance that the Company will be made whole in every case in which the obligor successfully asserts such rights. The number and amounts of Installment Contracts with respect to which obligors have asserted such claims or defenses have been immaterial. Any adverse change in these laws or regulations, or in the judicial or administrative interpretations thereof, could have a material adverse effect on the business of the Company.

     ABSENCE OF PUBLIC MARKET FOR THE NOTES AND LIMITED TRANSFERABILITY OF THE NOTES. There is no established trading market for the Notes. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Noteholders have no right to cause the Company to redeem, repurchase or prepay their Notes. No transfers will be permitted of less than the Minimum Purchase, nor may an investor transfer, fractionalize or subdivide Notes so as to retain less than such Minimum Purchase. Accordingly, Noteholders will not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason and the Notes will not be readily accepted as collateral for loans. The Notes should be purchased only by persons who have no need for liquidity in their investment. See "Transferability of Notes."

     LIMITED SOURCES FOR REPAYMENT OF THE NOTES. There is no sinking fund for repayment of the Notes. Generally, the Company expects to use proceeds of the Installment Contracts not used for operating expenses for the purchase of additional Installment Contracts, to the extent Installment Contracts are available on terms acceptable to the Company. As a result, in order to repay the Notes at maturity, the Company will be obligated to refinance the Notes, sell the Installment Contracts, incur additional debt, obtain additional equity investments or engage in some combination of the foregoing. The Company has no commitments from any source to fund the repayment of the Notes, and there is no assurance that the Company will be successful in obtaining the funds necessary for repayment of the Notes on terms acceptable to the Company or at all. If sufficient funds are not available from any of such sources, the Company may be unable to repay all or part of the interest or principal on the Notes.

     PREPAYMENT. The Notes may be prepaid, at the option of the Company, in whole or in part, at any time without any prepayment premium or penalty. A Noteholder whose Note is prepaid may not have the ability to locate a suitable replacement investment in anticipation of prepayment. In addition, if the Notes are prepaid, by refinancing or otherwise, because of a decrease in interest rates generally, a Noteholder may not be able to reinvest the proceeds of the Note at the same effective yield.

     NO RATING.  The Notes will not be rated by any rating agency.

     NO AMORTIZATION. The Notes do not provide for the amortization of any of the principal amount prior to maturity. Accordingly, the Notes involve greater risk than similar, fully amortizing debt instruments.

     NO INTEREST IN THE COMPANY. A Noteholder will not acquire or obtain any partnership or other equity interest in the Company by a purchase of Notes. Noteholders have no ability to vote on Company matters or to otherwise influence management of the Company.

     SIZE OF OFFERING. In the event the Company sells less than the $15,000,000 aggregate principal amount of Notes offered hereby, there will be a smaller portfolio of Installment Contracts as collateral, Noteholders will bear a higher proportionate share of organizational and issuance costs thereby reducing the net proceeds available for purchase of Installment Contracts, and Noteholders may have an increased risk of loss. In addition, the performance of individual Installment Contracts securing the Notes will have a greater effect on the ability of the Company to pay the Notes than if a large portion of the offered Notes are sold. See "Use of Proceeds."

                                   USE OF PROCEEDS

     The following table sets forth the estimated application by the Company of the anticipated proceeds of the sale of Notes.



                                Minimum                Midpoint                 Maximum
                                -------                --------                 -------
                              ($1,000,000)           ($7,500,000)            ($15,000,000)

USE OF PROCEEDS
---------------
                            Amount    Percent     Amount      Percent     Amount      Percent
                            ------    -------     ------      -------     ------      -------
Purchase of              $  672,500     67.2%   $6,268,750      83.6%    $12,742,500   85.0%
  Installment
  Contracts from
  Unaffiliated Third
  Parties

Estimated Initial            15,000      1.5       112,500       1.5         225,000    1.5
  Expenses Related to
  Purchase of
  Installment
  Contracts(1)


Sales Commissions and        75,000      7.5       562,500       7.5       1,125,000    7.5
  Concession(2)

 Non-Accountable             12,500     1.25        93,750      1.25         187,500   1.25
 Expense Allowance(3)

Investment Banking and       10,000      1.0        75,000       1.0         150,000    1.0
  Marketing Fee(4)

Other Offering              215,000     21.5       387,500       5.1         570,000    3.8
  Expenses(5)

Total Use of Proceeds    $1,000,000      100%    7,500,000       100%    $15,000,000    100%
                         ----------     -----    ---------      -----    -----------    ----
                         ----------     -----    ---------      -----    -----------    ----


(1) Assuming the respective minimum amount, midpoint amount or maximum amount, whichever is the case, is sold within six months after the offering commences. Approximate amounts to be paid to SAC for administrative, marketing and servicing fees for the first three months following the release of proceeds to the Company after which time the Company expects such fees to be paid from operations.

(2) The Company will pay the participating dealers a selling commission of up to 7.5% of the sale price for each Note sold. See "Plan of Distribution."


(3) The Company will pay Attkisson, Carter & Akers a non-accountable expense allowance equal to 1.25% of the principal amount of each Note. See "Plan of Distribution."


(4) An investment banking and marketing fee will be paid to Attkisson, Carter & Akers for services including advising the Company with respect to this offering, the preparation of this prospectus, and assistance with the selling efforts for the Notes.

(5) Includes legal, accounting, printing, registration and qualification fees, and trustee and escrow fees and other offering costs. These costs have or will be incurred by SAC and Four Star and will be reimbursed by the Company following the offering.

     The Company does not intend to use any proceeds of the offering to service obligations to Noteholders.

     Prior to the purchase of Installment Contracts net proceeds not otherwise expended as described above will be invested in short term, interest-bearing securities.

     To the extent the maximum amount of proceeds is not raised the Company intends to prioritize the use of proceeds first through the payment of all expenses, reimbursements and commissions related to this offering, and then to apply the balance of the proceeds toward the purchase of Installment Contracts. See "Business--Business Strategy and Purchase of Installment Contracts."

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     As of the date of this Prospectus, the Company has had no operating history. The net proceeds of the sale of the Notes will be employed for reimbursement of the expenses associated with this offering, initial operating expenses and for purchase the Installment Contracts. See "Business
- Business Strategy and Purchase of Installment Contracts." While the Notes remain outstanding, the Company will not engage in any business other than the purchase, collection and servicing of the Installment Contracts (including repossession and resale of the vehicle collateral).

     The Company's use of the net collection proceeds from the Installment Contracts will be restricted to payments on the Notes and to payments of expenses and purchases of additional Installment Contracts. At such time as the Company's net receivables exceed 110% of the principal amount of the Notes then outstanding the Company's partnership agreement permits distributions to the Company's partners. See "Certain Transactions - Partnership Distributions."

CAPITAL RESOURCES AND LIQUIDITY.

     The Company's primary sources of funds for repayment of the Notes will be proceeds from the Installment Contracts and any income on the reinvestment of such proceeds. The Company does not have, nor is it expected to have in the future, any significant source of capital for repayment of the Notes and the expenses incurred by it other than proceeds from the Installment Contracts and any income from reinvestment of such proceeds. Payment of the principal or interest on the Notes is not guaranteed by any other person or entity. Nevertheless, management of the Company believes that the Company will realize sufficient proceeds from the foregoing sources to pay all installments of interest when due on the Notes. In order to repay the Notes at maturity, the Company will be obligated to refinance the Notes, sell the Installment Contracts, incur additional debt, obtain additional equity investments or engage in some combination of the foregoing. The Company has no commitments from any source to fund the repayment of the Notes and there is no assurance that the Company will be successful in offering the funds necessary for repayment of the Notes on terms acceptable to the Company or at all. If sufficient funds are not available from any of such sources, the Company may be unable to repay all or part of the principal on the Notes.

                                       BUSINESS

INTRODUCTION

     The Company is a Florida limited partnership formed in August 1997 as a single purpose entity organized to engage in the purchase, collection and service of Installment Contracts originated principally by independent Dealers who sell new and used automobiles and light duty trucks to Non-prime Consumers.

THE AUTOMOTIVE FINANCE INDUSTRY

     INDUSTRY CHARACTERISTICS AND TRENDS. The automobile financing industry estimated by analysts at $400 billion in 1996 is the second largest consumer debt market nationwide. The industry originated in the early part of this century when automobile manufacturers created financing subsidiaries in response to the hesitancy of banks to enter the new and potentially risky market of providing credit to consumers to purchase mass produced automobiles. Banks eventually competed with these captive subsidiaries, and in the deregulated environment of the early 1980s, savings and loans also entered the market. Financing subsidiaries and banks did not completely service the market, however, as the captive subsidiaries focused on stimulating demand for the manufacturers' new vehicles, and depositary institutions were generally positioned to serve low-risk borrowers without the necessary collection efforts and charge-offs associated with higher risk, Non-prime Consumers. Financing sources for Non-prime Consumers were further restricted during the tightening credit standards imposed by the late 1980s de-regulation of the banking industry and the almost simultaneous decline in the earnings of automobile manufacturers resulting in lower credit ratings and higher cost of capital for their captive subsidiaries.

     THE NON-PRIME MARKET. The Non-prime Consumer credit segment of the automotive finance market is comprised of individuals who are unable to obtain traditional financing through traditional sources such as a bank or a captive finance company due to either incomplete or imperfect credit histories. The Company believes that the Non-prime Consumer portion of the automotive finance market is between $60 billion and $75 billion.

     Despite the opportunities perceived by the Company in the Non-prime Consumer market, many traditional financing sources, such as banks, savings and loans, credit unions, captive finance companies and leasing companies do not consistently provide financing to, or have from time to time withdrawn from, this market. The Company believes that market conditions, increased regulatory oversight and capital requirements imposed by governmental agencies have limited the activities of many banks and savings and loans in this market. In addition, the Company believes that captive finance arms of major automotive manufacturers focus their marketing efforts on this segment when inventory control and/or production scheduling requirements of their parent organizations dictate a need to focus on this market, and then exit the market once these sale volumes are satisfied. Moreover, the focus of these captive finance companies remains on new car financing. Further, many financial organizations electing to remain in the automotive finance business have migrated toward higher credit quality customers to reduce their processing and collection costs. As a result of these conditions, management believes that the Non-prime Consumer automotive finance market is highly fragmented, and primarily serviced by smaller finance organizations that solicit business when and as their capital resources permit. Due to such a lack of a major, consistent financing source, a number of competitors, including well capitalized public companies, have entered this market in recent years. See "- Competition."

     While financing sources for the Non-prime Consumer market were eroding in the 1980s, the demand for non-prime used automobile financing increased. Dealers shifting to the used car market found themselves lacking the means as well as the training, time and financial skills to operate a financing operation. Furthermore, the Dealers' incentive to sell a vehicle at the highest price is directly at odds with a financing entity's desire to maximize the potential for loan repayment. Growth, if any, could be the result of several primary market stimuli, including aggressive marketing by non-prime lenders, larger numbers of automobiles subject to expiring leases, longer vehicle life, growing inability of consumers to afford new vehicles, and Dealers' preference for the relatively high margins realized on used vehicles. Because the automobile finance industry is heavily dependent on the sale of used automobiles, management believes its business is seasonal. Sales are strongest in the second quarter when consumers receive tax refunds, and weakest during the winter holidays as consumers are spending their disposable income on gifts. New vehicle sales are strong during the end of the model year when dealers offer close-out prices.

     Industry analysts report that most Non-prime Consumer lenders purchase Installment Contracts through agreements with Dealers or other lenders without direct contact with the borrower. The terms of Installment Contracts purchased range from one to five years and average up to approximately 36 months. Annual interest rates on the Installment Contracts average approximately 19.5%. Most Non-prime Consumer lenders service the Installment Contracts they purchase.

     As competition among Non-prime Consumer lenders increases, Dealers are gaining bargaining power within the industry. Most Dealers have relationships with at least five Non-prime Consumer lenders, permitting them to offer credit applications to various companies to find the most rapid and profitable acceptance. Therefore, successful lenders or their originators must have close relationships with Dealers and provide prompt and consistent approval of applications. The larger publicly held lenders have relationships with more than half of these 10,000 Dealers. In this environment, skilled personnel with experience in the industry are critical to maintain relationships that discourage adverse credit selection, to evaluate Dealer integrity, to properly price loans based on risks assumed and to ensure adequacy of loss reserves. See "Risk Factors - Limited Assets and Operating History."

     CONSUMER CREDIT CHARACTERISTICS. The Company believes that gradations exist with respect to the credit profiles of customers of automobile financing according to the following generalized criteria:

     - An "A" credit consumer is a Prime Consumer who has a long credit history with no defaults, has been employed in the same job for a period of at least 18 months, and can easily finance a new car purchase through a bank, a captive finance subsidiary of an automobile manufacturer or an independent finance company that focuses on Prime Consumer credit.

     - A "B" credit consumer is a Non-prime Consumer who may have had some slight credit problems in his or her past or may not have been employed at his or her current job for 18 months. To finance a new or late-model used car, the "B" credit borrower may not qualify for a loan from a captive finance subsidiary, but may have success borrowing from a bank and can access credit through an independent finance company.

     - A "C" credit consumer is a Non-prime Consumer who may have an inconsistent employment record or more significant or unresolved problems with credit in the past. To finance a late-model or older used car purchase, this borrower will generally not be able to obtain a loan from a captive finance subsidiary or a bank, and will have to access an independent finance company that lends into this market category.

     - A "D" credit consumer is a Non-prime Consumer who has an unfavorable employment history and serious credit problems, such as a personal bankruptcy. This borrower's only choice is to finance his or her used car purchase through an independent finance company that is active in this market segment.

     While such gradations are by nature inexact, the Company will primarily target Non-prime Consumers who fall into the "B" and "C" categories. The default rates during the life of non-prime credits range from 5% to 40%. Finance companies that acquire non-prime credits require higher yields to compensate for the risks of default and collection expenses assumed. The Company believes, based on prior experience of its management, that low-grade finance paper can be re-sold to other finance organizations at a higher grade after the consumer has made regular payments for at least six months.

BUSINESS STRATEGY AND PURCHASE OF INSTALLMENT CONTRACTS

     The Company intends to supply additional capital to the Non-prime Consumer market. The Company will primarily focus on the California market, but from time to time also evaluate other geographical areas in the United States for opportunities where management believes the particular regional economy is sound. Utilizing state of the art technology to approve, process, service and collect automobile loans of an "B" and "C" nature, the Company will leverage long-term relationships established by its sales force. The Company will employ sophisticated behavioral models developed by Fair-Issac of San Rafael, CA to support credit decisions, as well as other tools such as an internally developed, windows based, loan processing and control systems. The acquisition and portfolio management systems will support the Company's commitment to manage the portfolio utilizing the debt policies and practices applied by commercial banks. In addition, from time to time, the Company intends to negotiate non-exclusive purchase arrangements with intermediaries and originators, including independent financing companies and, to a lesser extent, individual Dealers. See "Risk Factors - Availability of Installment Contracts."

     RISK MANAGEMENT. The Company intends to manage the default risks posed by its Non-prime Consumer financing through the structure of the purchase transaction and the subsequent servicing, portfolio management and collection procedures, for example the Company intends to:

- establish an allowance for losses on the date of purchase of 5% to 10% on all Installment Contracts, in addition to the purchase discount
- select dealers based on management's prior experience with the dealership, which have been in operation for a number of years and are in good standing with management
- require quarterly reporting by dealers based on their portfolio's performance
- enter into agreements with qualified third parties to handle all repossessions and remarketing
- utilize "behavioral" scoring analysis models to manage risk, determine loan loss reserves, stratify collection activities and reduce expenses
- implement a "commercial banking" quality control review process to identify and correct systemic deficiencies as well as underwriter credit authority delegation
- utilize an automobile credit application scoring model to classify loan grades of A, B, C and D.

     DEALER APPROVAL CRITERIA. No credit applications will be accepted from any Dealer that has not been approved by the Company. Approval will generally be granted to automobile dealers who meet the following criteria:

     - A tangible net worth of $100,000 (exclusive of goodwill or other intangible assets), or a parent or affiliate which meets the net worth criterion and guarantees the performance of the obligation of the automobile dealer under the purchase agreements, replacement guarantees or other forms of dealer recourse.

     - A minimum of three years of successful operation as an automobile dealer, as evidenced by financial statements or prior tax returns. (Unless the owner of the Dealer has substantial personal net worth, and provides a personal guarantee).

     -    Possess acceptable accounts payable history.

     - Experienced contract loss rates during the immediately preceding year acceptable to the Company.

     -    Possess acceptable personal credit history (owner and spouse).

     -    Possess acceptable floor plan references (if applicable).

     -    Verifiable banking references.

     -    Possess acceptable mortgage or landlord references.

     -    Satisfactory onsite premises inspection.

     -    Possess a current DMV automobile dealer license.

     - Is able to obtain signed inter-creditor agreements from various lenders in order to provide the Company UCC security interest in financed collateral.

     CERTAIN CONTRACT PURCHASE CRITERIA. The Company will endeavor to purchase Installment Contracts from intermediaries or originators at discounts to their aggregate remaining unpaid principal balances and at prices which are below the average wholesale value of the Financed Vehicles. In addition, the Company will seek to obtain Installment Contracts whose maturities are less than the remaining useful lives of the Financed Vehicles and which require substantial down payments. The Company anticipates purchasing Installment Contracts on a "package" basis involving several Installment Contacts at one time.

     With respect to the credit information to be supplied by borrowers on the Installment Contracts, the Company has established certain credit criteria to be satisfied by each borrower. The Company's review will generally take into account such matters as the individual's stability of residence, employment history, bank information, credit history, income, discretionary income, ability to pay, and debt ratio. In order to satisfy these criteria, a borrower, among other things, must be able to provide verifiable personal references, must have a valid driver's license issued by his state of residence, must have been a resident of such state for a minimum of six months, and must be at least 18 years of age and have no co-signors on the Installment Contract except immediate family members. In order to verify the foregoing information, the Company will be required to obtain from the Dealer a copy of the credit application executed by the borrower which contains the necessary information, to verify by telephone or otherwise the borrower's addresses, employment and personal references and to obtain a credit report from a credit reporting agency or from the Dealer.

     Although borrowers under the Installment Contracts are anticipated to be somewhat less creditworthy than typical purchasers of automobiles from new car dealers, the Company has established certain general criteria to be used as a guide to purchasing Installment Contracts. These criteria are as indicated below; however, at the discretion of the Company actual purchase of packages and individual Installment Contracts may vary substantially from this guide: (i) the Company expects the purchase discount from the face amount of the loan will generally range between par and 25% depending on the creditworthiness of each individual buyer and the Dealer, and the overall credit quality of the package of Installment Contracts purchased; (ii) Installment Contracts will usually have an original term of 48 months or less; (iii) at least one payment will have been made by the borrower on the Installment Contract; (iv) the age of each Financed Vehicle may not exceed those listed in the appropriate National Auto Research Market Guides, which are modified periodically; (v) the borrowers on the Installment Contracts are required to make a down payment in cash plus net trade-in allowance of 10-25% of the purchase price of the Financed Vehicles; (vi) the interest rate on the Installment Contracts will not violate any applicable usury laws; and (vii) no Installment Contract may be more than one installment in arrears at the time of the purchase.

     THIRD PARTY PORTFOLIO ACQUISITIONS. The Company may also acquire existing Installment Contract portfolios for investment. These portfolio acquisitions would normally be in the range of $50,000 to $5 million. Portfolio acquisitions by the Company will involve a financial and documentary review including the following:

     - All Installment Contracts contained in each portfolio under consideration for acquisition will be reviewed for completeness and accuracy of documentation.

     -    All payment histories will be reviewed and verified.

     - Underlying vehicles will be evaluated and the purchase prices will be verified.

     - Uniform Commercial Code lien searches will be performed on all Installment Contracts acquired. All third party liens will be required to be removed prior to or upon the Company's acquisition of the portfolio.

     Upon satisfactory completion of the above procedures, the portfolio may be purchased. The Company may require additional personal and/or corporate guarantees from the vendor of the portfolio. In some cases, the Company may require that the Installment Contracts and underlying vehicles be purchased with full recourse to the sellers of the portfolio should any underlying Installment Contract obligor default.

OPERATING EXPENSES

     In addition to interest on the Notes, the Company believes that its expenses will include, but are not limited to, expenses and fees for Installment Contract servicing, custodian fees, purchase and administration fees, trustees' fees, bank fees and charges, legal fees, title and transfer fees, account fees, Installment Contract purchase fees, insurance, repossession, repair and liquidation expenses, enforcement of Dealer Installment Contract replacement guarantees and/or other Dealer recourse arrangements, federal, state and local taxes, out-of-pocket expenses incurred in connection with any resale of Installment Contracts and other general and administrative expenses. SAC will provide management, marketing and administrative services to the Company. The fees for such services consist of the following:

   -    One time boarding fee          $10.00     per Installment Contract
   -    Monthly service fee            $15.00     per Installment Contract
   -    One time administrative fee    $100.00    per Installment Contract
   -    One time marketing fee         $150.00    per Installment Contract



SERVICING

     SAC, (the "Servicer") will undertake the collection process for all accounts contractually delinquent, and subsequently undertake all repossession functions. The Servicer will service all Installment Contracts purchased with the proceeds of this offering. The Company's servicing activities include (i) monitoring Installment Contracts and collateral, (ii) accounting for and posting all payments received, (iii) responding to customer inquiries, (iv) taking all action to maintain the security interest granted in the Financed Vehicle, (v) investigating delinquencies and communicating with the borrowers to obtain timely payment, and (vi) pursuing deficiencies in Installment Contracts.

     At the time of a purchase of a Financed Vehicle, the automobile dealer or intermediary which is selling the Installment Contract to the Company notifies the purchaser that the Installment Contract will be acquired by the Company and directs the purchaser to make payments to the Company. The Servicer mails to the Financed Vehicle owner a welcome letter and coupon book advising the owner of the purchase of the Installment Contract and where and how to make payments. The Servicer will also undertake the collection process for all accounts contractually delinquent, and subsequently all repossession functions. The Servicer will receive copies of all Installment Contracts purchased with the proceeds of this offering.

     The servicing and collection activities incorporate numerous pro-active procedures and systems to minimize Installment Contract losses. For example, the customer will be informed of their responsibilities and obligations with respect to the Installment Contract upon the purchase of the Installment Contract by the Company, the necessity of paying on time and of maintaining insurance coverage, and the related benefits of building a stronger credit background for future purchases. The customer will also be informed of the Company's delinquency and repossession policies. The Servicer will utilize monthly billing statements to bill customers for their monthly payment obligations. If an account becomes delinquent by more than 5 days the Servicer will mail a past due notice. A second notice will be mailed if payment has not been received within 10 days of the due date. When an account becomes 15 days past due the Servicer will make customary efforts to contact the borrower by telephone and in writing. The Servicer will continue its efforts to obtain payment from a borrower whose payment has not been made until 30 days have elapsed from the due date at which time the account is turned over to a repossession firm.

     The Company's repossession policy will be administered on a case-by-case basis. For example if a customer's payment is delinquent, the Company's policy is to work with the customer to permit the customer to keep the Financed Vehicle, while a suitable solution to the delinquency problem can be arranged between the customer and the Servicer. However, should a customer become seriously delinquent or be dealing in bad faith, the Company will repossess the customer's Financed Vehicle. Repossessions will be handled by independent repossession firms engaged by the Servicer. It is presently anticipated that repossessed vehicles will generally be resold by the Servicer through wholesale automobile networks or auctions which are attended principally by Dealers or through an established network of Dealers who will sell repossessed vehicles for the Servicer on a retail basis.

COMPETITION

     The Non-prime Consumer credit market consists of many national, regional and local competitors with various strategies to approach industry risks. Although fragmented, the market is becoming increasingly competitive due to its profitability and relative ease of entry. In the past years, a number of companies have completed initial public offerings of common stock, the proceeds from which were used, at least in part, to fund expansion and support increased purchases of Installment Contracts. Existing and potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, leasing companies and captive finance companies owned by automobile manufacturers and others. The Company believes that many of these financial organizations do not consistently solicit business in the Non-prime Consumer credit market. The Company believes that captive finance companies generally focus on new car financing, and direct their marketing efforts to the Non-prime Consumer market only when inventory control and/or production scheduling requirements of their parent organizations dictate a need to enhance sales volumes and then exit the market once such sales volumes are satisfied. Increased regulatory oversight and capital requirements imposed by market conditions and governmental agencies have limited the activities of many banks and savings and loans in the Non-prime Consumer credit market. In many cases, those organizations electing to remain in the automobile finance business have migrated toward higher credit quality customers to allow reductions in their overhead cost structures. As a result, the Non-prime Consumer credit market is primarily serviced by smaller finance organizations that solicit business when and as their capital resources permit. Like the Company, several of its competitors specifically target "B" and "C" credit borrowers. Industry sources indicate that no one competitor or group of competitors has a dominant presence in the Non-prime Consumer market segment of "B" and "C" credit consumers to be targeted by the Company. The Company's strategy is designed to leverage management's relationships with originators to capitalize on the fragmentation in this market. Some industry analysts expect competition to continue to increase in the industry as Non-prime Consumer borrowers become more conscious of financing alternatives such as direct Non-prime Consumer lenders and seek more favorable loan terms or leases.

REGULATION

     The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. The states in which the Company does business govern the Company's operations. Most states in which the Company purchases Installment Contracts limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of, the Installment Contracts that the Company purchases. In addition, the Company is not currently required to be licensed or registered to conduct its finance operations in California or majority of other states in which the Company currently purchases Installment Contracts. Several of these state's laws subject the Company to periodic examination by state regulatory authorities. The state licenses are revocable for cause. The Company believes that it substantially complies with applicable regulations. In order for the Company to expand its operations into other states, it will be required to comply with the laws of such states. The Company has no current plans to expand its business into any jurisdiction where it is not now licensed, or would be required to be licensed to do business. There can be no assurance that the Company can comply with the laws of these additional states or obtain appropriate licenses or permits.

     Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in automobile financing. Some of the federal laws and regulations include the Truth-in-Lending Act and Regulation Z promulgated thereunder, the Equal Credit Opportunity Act, the FTC, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulation B and Z and the Soldiers' and Sailors' Civil Relief Act.

     In addition, the FTC has adopted a holder-in-due-course rule which has the effect of subjecting persons that finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rules on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a Buyer's Guide which explains the warranty coverage for such automobiles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

     Certain states in which the Company operates have adopted motor vehicle retail installment sales acts or variations thereof. These laws regulate, among other things, the interest rate, fees and other charges and terms and conditions of motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions and require disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply. The laws of certain states grant to the purchasers of vehicles certain rights of rescission under so-called "lemon laws." Under such statutes, purchasers of motor vehicles may be able to seek recoveries from, or assert defenses against, the Company.

     In the event of default by a borrower, the Company has all the remedies of a secured party under the Uniform Commercial Code ("UCC"), except where specifically limited by other state laws. See "Risk Factors - Security for Notes," and "Certain Legal Aspects of the Installment Contracts."

     The Company believes that it is in substantial compliance with all applicable material laws and regulations. Adverse changes in the laws or regulations could have a material adverse effect on the Company's business. Because the Company generally charges the highest finance charges permitted by law, reductions in statutory maximum rates could directly impair the Company's profitability.

FACILITIES

     The Company's executive offices are located at 601 Gateway Blvd., Suite 260,, South San Francisco, CA 94080. This space is shared with an affiliated company under a five-year lease for 11,081 square feet that expires in 2000. The Company has no obligations under the lease and pays no rent.
Administrative fees paid to SAC include the use of the premises.

EMPLOYEES

     The Company will not employ any full time employees. Services will be provided to the Company by four full time employees of SAC.

LITIGATION

     The Company is not a party to any legal proceedings.


             CERTAIN LEGAL ASPECTS OF THE INSTALLMENT CONTRACTS

GENERAL

     The Installment Contracts are "chattel paper" as defined in the UCC. Pursuant to the UCC, a security interest in chattel paper may be perfected by taking possession of the chattel paper or by the filing of a UCC financing statement with the Secretary of State of the state in which a corporate debtor's principal place of business is located, which in the case of the Company is the Secretary of State of California.

     Upon any purchase of Installment Contracts by the Company, the Installment Contracts and related title documents for the Financed Vehicles will be delivered to the Custodian (as defined) and will be physically marked to indicate the security interest therein of the Company. In addition, a UCC financing statement will be filed in the appropriate public office to perfect by filing the Company's security interest in the Installment Contracts and all proceeds therefrom.

SECURITY INTERESTS IN FINANCED VEHICLES

     Under the UCC as adopted in most states, retail installment sale contracts such as the Installment Contracts constitute security agreements for personal property and contain grants of security interests in the Financed Vehicles. Perfection of security interests in the Financed Vehicles is generally governed by the motor vehicle registration laws of the state in which such vehicle is located. In many states, a security interest in a Financed Vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title and registration of such lien with the appropriate state agency such as the department of motor vehicles. In other states, a security interest in a Financed Vehicle is perfected by filing a financing statement with the Secretary of State or other designated filing agency.

     Upon the purchase of the Installment Contracts, the originating Dealers will be required to assign the Installment Contracts (and the security interests arising thereunder in the Financed Vehicles) to the Company. The originating Dealers will also provide evidence that proper applications for certifications of title have been made to ensure that the Company will be named as the lienholder on the certificates of title relating to the Financed Vehicles or, in states where a filing is required, that proper financing statements have been filed to perfect the security interest of the Company in the Financed Vehicles.

     Under the laws of many states, liens for repairs performed on a Financed Vehicle and liens for certain unpaid taxes take priority over even a perfected security interest in a Financed Vehicle. The Internal Revenue Code of 1986, as amended, also grants priority to certain federal tax liens over the lien of a secured party. Certain state and federal laws permit the confiscation of Financed Vehicles under certain circumstances if used in unlawful activities, which may result in the loss of a secured party's perfected security interest in the confiscated Financed Vehicle. However, liens for repairs or taxes, or the confiscation of a Financed Vehicle, could arise or occur at any time during the term of an Installment Contract. No notice will be given to the Company in the event such a lien arises or confiscation occurs.

     If the owner of a Financed Vehicle relocates to another state, under the laws of most states, the perfected security interest in the Financed Vehicle would continue for four months after such relocation and thereafter, in most instances, until the owner re-registers the Financed Vehicle in such state. Almost all states generally require surrender of a certificate of title to re-register a titled Financed Vehicle in another state. Therefore, the Company must surrender possession if it holds the certificate of title to such Financed Vehicle, before the Financed Vehicle owner may effect the re-registration. In addition, the Company should receive, absent clerical error or fraud, notice of surrender of the certificate of title because the Company will be listed as a lienholder on its face. Accordingly, the Company will have notice and the opportunity to re-perfect its security interest in the Financed Vehicle in the state of relocation. If the Financed Vehicle owner moves to one of the few states which does not require surrender of a certificate of title for registration of a Financed Vehicle, re-registration could defeat perfection. In the ordinary course of servicing the Installment Contracts, the Company will take steps to effect such re-perfection upon receipt of notice of re-registration or other information from the borrower as to relocation. Similarly, when an borrower under an Installment Contract sells a Financed Vehicle, the Company must surrender possession of the certificate of title, or the Company will receive notice as a result of its lien noted thereon. Accordingly, the Company will have an opportunity to require satisfaction of the related Installment Contract before release of the lien.

REPOSSESSION

     In the event of default by a borrower under an Installment Contract, the holder of the Installment Contract has all the remedies of a secured party under the UCC. The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the borrower under an Installment Contract voluntarily surrenders a Financed Vehicle, self-help repossession, by an individual independent repossession specialist engaged by a subcontract servicer or the Company, is the method presently anticipated to be employed when a borrower defaults. Self-help repossession would not be used where the Company has other recourse rights, under a dealer agreement or otherwise, against the originating Dealer or some other party, in which case, the Company likely would exercise such right prior to effecting a repossession. Self-help repossession is accomplished by retaking possession of the Financed Vehicle. If the borrower objects or raises a defense to repossession, or if the applicable state law so requires, a court order must be obtained from the appropriate state court and the Financed Vehicle may only be repossessed in accordance with that order.

NOTICE OF SALE; REDEMPTION RIGHTS

     In the event of default by the borrower under an Installment Contract, some jurisdictions require that the borrower be notified of the default and be given a time period within which the borrower may cure the default prior to repossession. Generally, this right of reinstatement may be exercised on a limited number of occasions in any one-year period.

     In most jurisdictions, the UCC and other state laws require the secured party to provide the borrower with reasonable notice of the date, time and place of any public sale or the date after which any private sale of the collateral may be held. Unless the borrower waives his rights after default, the borrower has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid installments due on the Installment Contract (less any required discount for prepayment), plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for this sale, plus in some jurisdictions, reasonable attorneys' fees or, in some states, by payment of delinquent installments.

DEFICIENCY JUDGMENTS AND EXCESS PROCEEDS

     The Company will apply the proceeds of resale of the repossessed Financed Vehicles first to reimburse itself for its expenses of resale and repossession and then to the satisfaction of the obligations of the borrower on the Installment Contract. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the Installment Contract obligations, some states allow a deficiency judgment to be sought, subject to satisfaction of statutory procedural requirements by the secured party and certain limitations as to the initial sale price of the Financed Vehicle. Virtually all states limit or eliminate deficiency rights if the resale of the repossessed Financed Vehicle is not done in a commercially reasonable manner.
 A deficiency judgment is a personal judgment against the borrower for the difference between the amount of the obligations of the borrower and the net proceeds from resale. A defaulting borrower on an Installment Contract typically lacks capital or income following the repossession of the borrower's Financed Vehicle. Therefore, the Company may determine in its discretion that pursuit of a deficiency judgment is not an appropriate or economically viable remedy or may settle a judgment that it obtained.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to repossess and resell the Financed Vehicle or enforce a deficiency judgment. In addition, courts have applied general equitable principles to secured parties seeking repossession or liquidation involving deficiency judgments. In the event that deficiency judgements are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in part, in bankruptcy proceedings, including bankruptcy proceedings under Chapter 13 of the Bankruptcy Reform Act of 1978, as amended, the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes.

     Occasionally, after resale of a Financed Vehicle and payment of all expenses and obligations, there is a surplus of funds. In that case, certain state laws require the secured party to remit the surplus to any holder of a lien with respect to a Financed Vehicle, or, if no such lienholder exists, the UCC requires the secured party to remit the surplus to the former owner of the Financed Vehicle.

                                      MANAGEMENT

     SAC is the general partner of the Company. SAC was incorporated under the laws of Florida in 1995. The balance sheet of SAC as for the year ended December 31, 1997 (audited) and for the three months ended March 31, 1998 (unaudited) is included elsewhere in this prospectus. SAC provides management and administrative services to the Company. The Company's management therefore consists of the officers and directors of SAC as follows:

Name                          Age  Position
----                          ---  --------

Jonathon W. Hollandsworth     41   President of SAC

Dorothy Kulpinski             51   Secretary, Treasurer and Director of SAC

Dean Kayes                    44   Director of SAC

Suzanne Tikkannen             42   Director of SAC


     JONATHON W. HOLLANDSWORTH has spent more than 12 years in the commercial banking and financial services industries in progressively responsible positions in consumer and business lending. He joined SAC in November 1997 and has been with the Company since its inception. Prior to joining SAC, Mr. Hollandsworth was the Chief Credit Officer for CFC Investments (October 1996 to November 1997). Previously he was the Manager of the Consumer Lending Division of Sumitomo Bank (November 1994 to October 1998). In the years preceding that position, Mr. Hollandsworth worked for Bank of America (March 1989 to November 1994) and Security Pacific Bank (March 1987 to March 1989). He held management assignments at these banks in Portfolio Credit Risk, Credit Policy Compliance, Credit Operations, Bank Operations and Sales & Marketing.

     DEAN KAYES became a Director of SAC in August 1997. Mr. Kayes is also the Vice President and Senior Staff Counsel for Starlink, a telecommunications servicing company. Prior to joining Starlink in January 1997, he had been in the private practice of law since 1989.

     DOROTHY H. KULPINSKI has been a Director and the Secretary and Treasurer of SAC since October 1997. Prior to joining SAC she was Corporate Controller for Condor Investment Corporation from April 1996 to October 1996. From July 1995 to April 1996, Ms. Kulpinski worked as an independent financial consultant. From 1991 to June 1995, she worked as a financial manager for Crum & Forster.

     SUZANNE TIKKANNEN became a Director of SAC in August 1997. Ms. Tikkannen is the Senior Vice President and Director of Finance for Condor Investment Corporation, a California corporation, which provides management services. She is also Senior Vice President of Four Star.

     Mr. Hollandsworth will devote approximately twenty-five percent (25%) of his time and other members of the management will devote no more than five percent of their time on the management of the Company.

EXECUTIVE COMPENSATION

     The Company does not pay salaries to any individual. SAC has contracted to manage the Company and to service the Company's Installment Contracts.
The Company will pay SAC for administration, marketing and general services provided to the Company, which fees shall consist of the following: (a) one time boarding fee of $10.00 per Installment Contract; (b) one time administrative fee of $100.00 per Installment Contract; (c) one time marketing fee of $150.00 per Installment Contract; and (d) monthly service fee of $15.00 per Installment Contract. Assuming the Company receives the minimum proceeds from the sale of the Notes, SAC will receive an aggregate of approximately $90,000, $80,000, and $80,000 in the first three years respectively for administrative, marketing and servicing fees provided to the Company. If the Company receives the maximum proceeds from the sale of the Notes, SAC will receive an aggregate of approximately $485,500, $342,000 and $415,000 in the first three years respectively for administrative, marketing and servicing fees provided to the Company. Of the compensation paid to Mr. Hollandsworth by SAC, approximately $60,000 is attributable for his management services to the Company. Since the balance of the Company's management will devote less than five percent (5%) of their time to the management of the Company, it is not possible to identify what portion of their compensation from SAC is attributable to management services provided to the Company. Management believes that the terms of the services provided by SAC are similar to the terms that would be available from a third party in an arms-length transaction. See "Risk Factors - Conflict of Interests," "Business - Operating Expenses" and "- Servicing."

                                 CERTAIN TRANSACTIONS

PARTNERSHIP DISTRIBUTIONS.

      Under the terms of the Company's Partnership Agreement, the partners of the Company are entitled to quarterly distributions from Cash Available for Distribution. Cash Available for Distribution means the remaining cash and other assets available for distribution to the partners after payment or satisfaction of the following: (a) all partnership liabilities for ordinary and necessary expenses then due and owing to the persons other than the partners, (b) all payments currently due towards interest on the Notes, (c) the current cost of acquiring and servicing assets (including administrative, marketing and servicing fees payable to SAC), and (d) such reserves as may be determined by the general partner to be reasonably necessary for the operation of the Company's business. The Partnership Agreement provides that distributions of Cash Available for Distribution cannot be made unless at the fiscal quarter or fiscal year end, as applicable, the Company's net receivables as reflected on the Company's balance sheet for such fiscal quarter or fiscal year end immediately preceding the fiscal quarter in which the distribution is to be made exceeds 110% of the principal amount of Notes issued and outstanding. These distributions to partners will reduce the amount of future Installment Contracts that may be acquired and will reduce cash reserves available for future payments with respect to the Notes in the event that future cash flow from the Installment Contracts is insufficient to make Note payments.

PAYMENTS TO SAC

     SAC has contracted to manage the Company and to service the Company's Installment Contracts. The Company will pay SAC for administration, marketing and general services provided to the Company, which fees shall consist of the following: (a) one time boarding fee of $10.00 per Installment Contract; (b) one time administrative fee of $100.00 per Installment Contract; (c) one time marketing fee of $150.00 per Installment Contract; and (d) monthly service fee of $15.00 per

Installment Contract. Assuming the Company receives the minimum proceeds from the sale of the Notes, SAC will receive an aggregate of approximately $90,000, $80,000, and $80,000 in the first three years respectively for administrative, marketing and servicing fees provided to the Company. If the Company receives the maximum proceeds from the sale of the Notes, SAC will receive an aggregate of approximately $485,500, $342,000 and $415,000 in the first three years respectively for administrative, marketing and servicing fees provided to the Company. Management believes that the terms of the services provided by SAC are similar to the terms that would be available from a third party in an arms-length transaction. See "Risk Factors - Conflict of Interests," "Business - Operating Expenses" and "- Servicing."

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is certain information as of the date of this Prospectus with respect to the beneficial ownership of the outstanding shares of the common stock of SAC, the general partner of the Company by (i) each beneficial owner of more than 5% of the common stock, (ii) each of SAC's directors and executive officers, and (iii) all directors and executives of the SAC as a group. Because the Notes do not constitute and are not convertible into equity of SAC the percentage of ownership set forth below will not vary as a result of this offering.

                                             NUMBER OF        PERCENT OF
NAME OF BENEFICIAL OWNER(1)                  SHARES (1)   OUTSTANDING SHARES
---------------------------                  ---------    ------------------
Four Star Financial Services, LLC(2)           10,000            100%
601 Gateway Boulevard
Suite 260
South San Francisco, California 94080

Jonathon W. Hollandsworth                       ---               ---
Dorothy Kulpinski                               ---               ---
Dean Kayes                                      ---               ---
Suzanne Tikkannen                               ---               ---
All directors and executive officers as a       ---               ---
group (4 persons)


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated the address for the shareholder is the same as the Company's principal executive offices.

(2) The sole limited partner of the Company. The managing members of Four Star are Ronald Anson, Mark Cohn and Jack Garrett.

                               DESCRIPTION OF THE NOTES

     The Notes are general obligations of the Company and will be issued pursuant to an Indenture of Trust, dated as of _________________, 1998 (the "Indenture") by and between the Company and Trustee. Set forth below is a summary of certain provisions of the Notes, Security Agreement, Custodian Agreement and Trust Indenture. A form of the Notes is attached hereto as Exhibit A, and a form of the Security Agreement is attached hereto as Exhibit
B. Copies of the Indenture and the Custodian Agreement are available upon request to the Company. This summary is qualified in its entirety by the terms and conditions of such documents. Prospective Noteholders are encouraged to read these documents in their entirety. The Indenture is subject to the provisions of the Trust Indenture Act of 1939 ("TIA") which imposes certain duties on various persons and, in the event of a disagreement between the TIA and the Indenture, the TIA provisions control. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

     The Notes are secured general obligations of the Company, limited in aggregate principal amount to $15,000,000. The Notes are issuable only in fully registered form, without coupons, in denominations of $1,000 subject to a minimum purchase requirement of $2,000.

     The Notes will mature on _______, 2003. The Notes will bear interest at 12% per annum from the date of issuance, payable monthly on the 15th day of each month to the persons in whose names such Notes are registered at the close of business on the record date next preceding the interest payment date. Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. To the extent lawful, any installment of interest on the Notes which is not paid when due will accrue interest at the lesser of 18%, compounded quarterly, or the highest lawful rate of interest from the due date until paid.

     Principal of, and interest on the Notes will be payable, at the Company's office. At the option of the Company, payment of principal and interest may be made by check mailed to the Noteholders at the addresses set forth upon the registry books of the Company.

     There is no public market for the Notes and no market is expected to develop in the future. The Notes should be purchased only by persons who have no need for liquidity and can bear the economic risk of ownership for the entire term of the Notes.

REDEMPTION

     The Notes will be redeemable for cash at any time at the option of the Company, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Noteholder at the redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption, without prepayment premium or penalty. Notice will be mailed to all Noteholders setting forth (i) the redemption date, (ii) the redemption price including the amount of accrued and unpaid interest to be paid upon such redemption, (iii) the name and address of the paying agent, (iv) a statement that the Notes must be delivered to the paying agent, and (v) a statement that interest on the Notes, or portion thereof being redeemed, ceases to accrue on and after the redemption date. In the case of notice to the holder of any Note to be redeemed in part, a new Note or Notes in principal amount equal to the unredeemed portion of such Note will be issued. In the event of partial redemption of the Notes, the Notes to be redeemed in whole or in part will be selected on a pro rata basis, or in such other manner as the Company deems appropriate and fair. The Notes may be redeemed in multiples of $1,000 only.

SECURITY

     The Notes are secured by a security interest granted to the Trustee (the "Security Interest") pursuant to the Security Agreement in and to all of the following (i) all Installment Contracts acquired with the proceeds of this offering; (ii) all Installment Contracts acquired with net collection proceeds of Installment Contracts described in the foregoing clause (i) ("Replacement Contracts"); (iii) Financed Vehicles; and (iv) the funds held from time to time in the Master Account described below.

     The Company has established a "Master Account" at a financial institution into which all payments made on or with respect to the Installment Contracts will be deposited. The Servicer will be required under its Service Agreement to promptly remit payments collected by it to the Master Account, including any proceeds from resales of returned or repossessed Financed Vehicles, net of liquidation expenses, and any recoveries from insurance claims on Financed Vehicles. Although the funds in the Master Account will not be restricted in any way, the Company intends to cause the funds contained in the Master Account to be withdrawn or applied only for the following purposes: FIRST, to the payment of all Permitted Expenses (as defined herein) of the Company, including any amounts due to the Trustee for its fees and expenses; SECOND, to the payment of interest due on the outstanding Notes; THIRD, to the purchase of Replacement Contracts; and FOURTH, to the payment of Partnership Distributions (as defined herein). "Permitted Expenses" means operating expenses including servicing fees, custodian fees, trustee fees, bank fees and charges, legal fees, title and transfer fees, account fees, Installment Contract purchase fees, insurance, repossession, repair and liquidation expenses, enforcement of dealer recourse arrangements, federal, state and local taxes, out of pocket expenses incurred in connection with the resale of Installment Contracts and other general and administrative expenses. "Partnership Distributions" means distributions to the Company's partners in accordance with the Partnership Agreement. Under the terms of the Partnership Agreement, distributions of Cash Available for Distribution (as defined in the Partnership Agreement) may be made at the end of any fiscal quarter or fiscal year end provided however, that no Event of Default (as defined in the Indenture) is in effect and the Company's net receivables as set forth on the Company's balance sheet for such fiscal quarter or fiscal year end exceeds 110% of the principal amount of the Notes outstanding. See "Risk Factors - Partnership Distributions."

     The sole sources of payment of interest on the Notes will be cash flow generated by the Installment Contracts which are security for the Notes, capital contributions or loans from the Company's partners, or operational borrowings obtained from third party lenders. The sole sources of repayment of principal and accrued interest on the Notes at the end of their term will be a refinancing of the Notes, a sale of the Installment Contracts which are pledged as security for the Notes, any funds in the Master Account or loans or capital contributions from the Company's partners. The Company's partners and affiliates are under no obligation to make capital contributions or loans to the Company and there is no present intention or potential for any such loan or capital contribution. The Company has no commitment to obtain loans from third party lenders and there is no assurance that such loans could be obtained. If sufficient funds are not available from any of such sources, the Company may be unable to repay all or part of the interest or principal on the Notes.

CUSTODIAN AGREEMENT

     The Company has entered into a Custodian Agreement Sterling Financial Services Company (the "Custodian"), an affiliate of the Trustee pursuant to which the Custodian agrees to hold all original Installment Contracts and certain additional documents relating to the Installment Contracts for the benefit of the Trustee. Under the Custodian Agreement, the Custodian's duties are limited solely to receiving the Installment Contracts and related documents from the Company, keeping them as specified in the Custodian Agreement and releasing them to the Company upon receipt of an affidavit signed and sworn to by a duly authorized officer of the Company that (a) the Company has received or anticipates receiving within five (5) business days payment in full from the obligor under the Installment Contract, (b) the Company needs the Financed Vehicle title to repossess a Financed Vehicle after default on an Installment Contract, or any administrative event for which release for mailing to any state is required under statute, rule, regulation or practice such as change in the name of a Financed Vehicle owner due to marriage or divorce, change of address of a Financed Vehicle owner, or notation of a subordinate lien on the title. Upon a release of a Financed Vehicle title pursuant to the above, the Company or its agent shall promptly return the Financed Vehicle title to the Custodian upon receipt of the reissued Financed Vehicle title after the changes have been made by the appropriate state agency. Upon an Event of Default under the Notes or Security Agreement, the Custodian shall, upon request of the Trustee, promptly deliver to the Trustee all Collateral held by the Custodian.

     The Custodian Agreement provides that the Custodian may without investigation act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume without investigation the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume without investigation that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Custodian shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited under the Custodian Agreement, nor as to the identity, authority or right of any person executing the same; and the Custodian's duties under the Custodian Agreement shall be limited to the safekeeping of such agreements, monies, instruments or other documents received by it thereunder, and for the disposition of the same in accordance therewith.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as (i) failure by the Company to pay any installment of interest on the Notes when the same becomes due and payable; (ii) the failure by the Company to pay all or any part of the principal on the Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration or otherwise; (iii) the failure of the Company to observe or perform any other covenant or agreement contained in the Notes, the Indenture, the Security Agreement or the Custodian Agreement and, subject to certain exceptions, the continuance of such failure for a period of 90 days after written notice is given to the Company by the Trustee or by the holders of at least a majority in aggregate principal amount of the Notes outstanding; and (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company.

     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes, the Security Agreement, the Custodian Agreement or the Indenture. If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company and Trustee, may declare the unpaid principal of and any accrued interest on all outstanding Notes to be due and payable immediately, except that in the case of an Event of Default arising from an insolvency the Notes become due and payable immediately without any further action.

     The holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Note. The holders of not less than 75% of the principal amount of the then outstanding Notes may consent on behalf of the holders of all Notes to the postponement of any interest payment for a period not exceeding three years from its due date.

     The holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with any law or the Indenture, that is unduly prejudicial to the rights of other Noteholders, or that would involve the Trustee in personal liability. The Trustee may take any other action deemed proper which is not inconsistent with such direction.

     A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

     If required under the provisions of TIA Section 313(a), within 60 days after each December 31st beginning with the December 31st following the date of the Indenture, the Trustee shall provide to the Noteholders specified in TIA Section 313 a brief report dated as of such December 31st that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b). A copy of each report at the time of its mailing to Noteholders shall be filed with the Commission.

     The Company is obligated to indemnify the Trustee against any loss or liability incurred by it, except to the extent arising from the Trustee's negligence or bad faith.

     The Trustee may resign by so notifying the Company. The holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee under certain circumstances involving the Trustee's inability or failure to perform, whereupon the Company must promptly appoint a successor Trustee.

                      FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of material federal income tax consequences of the purchase, ownership and disposition of the Notes. The following summary is intended as an explanatory discussion of the possible effects of certain federal income tax consequences to Noteholders generally, but does not purport to furnish information in the level of detail or with the attention to a Noteholder's specific tax circumstances that would be provided by a Noteholder's own tax advisor. For example, it does not discuss the tax treatment of Noteholders who are insurance companies, regulated investment companies or dealers in securities. In addition, the discussion regarding the Notes is limited to the federal income tax consequences of the initial Noteholders and not a purchaser in the secondary market. This summary is also generally limited to investors who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service ("IRS") with respect to any of the federal income tax consequences discussed below. Thus, the IRS may disagree with all or a part of the discussion below. Prospective investors are urged to consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

     The following summary is based upon current provisions of the Code, the Treasury regulations promulgated thereunder and judicial or ruling authority, all of which are subject to change, which change may be retroactive. There is a risk to Noteholders that the IRS may determine that the Notes are not debt, but equity for Federal income tax purposes. In that event, Noteholders would be deemed to be partners in the Company. The federal income tax consequences to Noteholders will vary significantly depending on whether they are treated as creditors of or deemed to be partners in the Company.

TAX CHARACTERIZATION OF THE COMPANY AS A PARTNERSHIP

     The Company's Partnership Agreement specifies that the Company will elect partnership classification in accordance with the Check-the-Box federal income tax regulations. As a result, the Company is intended to be treated as a partnership for federal income tax purposes. This treatment assumes that the terms of the Partnership Agreement, the Notes and related documents will be complied with, and that the Company and the Notes will not have certain characteristics necessary for a partnership to be classified as a publicly traded partnership, taxable as a corporation.

     If the Company were taxable as a corporation for federal income tax purposes, the Company would be subject to corporate income tax on its taxable income. The Company's taxable income would include all its income on the Installment Contracts, and would not be reduced by its interest expense on the Notes in the event that the Notes are not respected as debt for federal income tax purposes (see discussion in the following paragraph). Any such corporate income tax could materially reduce cash available to make payments on the Notes and lead to other potentially significant negative tax consequences for the Noteholders.

TAX CONSEQUENCES TO HOLDERS OF THE NOTES

     TREATMENT OF THE NOTES AS INDEBTEDNESS. The Company will agree, and the Noteholders will agree by their purchase of Notes, to treat the Notes as debt for federal, state and local income and franchise tax purposes. The discussion below assumes that the Notes will be classified as debt for federal income tax purposes.

     The discussion below assumes further that all payments on the Notes are denominated in U.S. dollars. Moreover, the discussion assumes that the interest formula for the Notes meets the requirements for "qualified stated interest" under Treasury regulations (the "OID regulations") relating to original issue discount ("OID"), and that any OID on the Notes (I.E., any excess of the principal amount of the Notes over their issue price) does not exceed a DE MINIMIS amount (I.E., 1/4% of their principal amount multiplied by the number of full years included in their term), all within the meaning of the OID regulations.

     INTEREST INCOME ON THE NOTES. Based on the above assumptions, except as discussed in the following paragraph, the Notes will not be considered issued with OID. The stated interest thereon will be taxable to a Noteholder as ordinary interest income when received or accrued in accordance with such Noteholder's method of tax accounting. Under the OID regulations, a Noteholder issued with a DE MINIMIS amount of OID must include such OID in income, on a pro rata basis, as principal payments are made on the Note. A purchaser who buys a Note for more or less than its principal amount will generally be subject, respectively, to the premium amortization or market discount rules of the Code.

     SALE OR OTHER DISPOSITION. If a Noteholder sells a Note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis in the Note. The adjusted tax basis of a Note to a particular Noteholder will equal the holder's cost for the Note, increased by any market discount, OID and gain previously included by such Noteholder in income with respect to the Note and decreased by the amount of bond premium (if any) previously amortized and by the amount of principal payments previously received by such Noteholder with respect to such Note. Any such gain or loss will be a capital gain or loss if the Note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

     FOREIGN HOLDERS. Interest payments made (or accrued) to a Noteholder who is a nonresident alien, foreign corporation or other non-United States person (a "foreign person") generally will be considered "portfolio interest", and generally will not be subject to United States federal income tax and withholding tax, if the interest is not effectively connected with the conduct of a trade or business within the United States by the foreign person and the foreign person (i) is not actually or constructively a "10 percent shareholder" of or a "controlled foreign corporation" related to the Company within the meaning of the Code and (ii) fulfills certain certification requirements. Under such requirements, the beneficial owner of the Notes must certify, under penalty of perjury, on Form W-8 or a similar form, that it is not a "United States person" and must provide its name and address. For this purpose, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is includable in gross income for United States federal income tax purposes, regardless of its source. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide the relevant signed statement to the withholding agent; in that case, however, the signed statement must be accompanied by a Form W-8 or substitute form provided by the foreign person that owns the Note. If such interest is not portfolio interest, then it will be subject to United States federal income and withholding tax at a rate of 30 percent, unless reduced or eliminated pursuant to an applicable tax treaty.

     Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a foreign person will be exempt from United States federal income and withholding tax, provided that (i) such gain is not effectively connected with the conduct of a trade or business in the United States by the foreign person and (ii) in the case of an individual foreign person, the foreign person is not present in the United States for 183 or more aggregate days in the taxable year or in the year being tested plus 1/3rd of the number of such days in the prior year and 1/6th of the number of days in the year prior to that.

     BACKUP WITHHOLDING. Each Noteholder (other than an exempt holder such as a corporation, tax exempt organization, qualified pension and profit sharing trust, individual retirement account or nonresident alien who provides certification as to status as a nonresident) will be required to provide, under penalties of perjury, a certificate containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt Noteholder fail to provide the required certification, the Company will be required to withhold 31 percent of the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder's federal income tax liability. Noteholders should consult with their tax advisors as to their eligibility for exemption from backup withholding and the procedure for obtaining the exemption.

     POSSIBLE ALTERNATIVE TREATMENT OF THE NOTES. If the IRS successfully asserts that the Notes did not represent debt for federal income tax purposes, the Notes might be treated as equity interests in the Partnership. If so treated, the Company might be taxable as a publicly traded partnership that would be taxable as a corporation for federal income tax purposes. Treatment of the Notes as equity interests in such a publicly traded partnership could have adverse tax consequences to the Company and the Noteholders. For example, interest paid with respect to the Notes would be treated as dividends and would not be deductible by the Company. The resulting increase in the Company's taxable income could increase the Company's tax burden and correspondingly reduce the cash available to the Company for payments of interest and principal on the Notes.

     The determination whether the Notes will be treated as debt or equity would be based upon all the facts and circumstances. Courts and commentators have offered a number of criteria by which to judge the true nature of an investment which is in form a debt: (1) whether there is an unconditional promise on the part of the issuer to pay a sum certain on demand or at a fixed maturity date that is in the reasonably foreseeable future; (2) whether holders of the instruments possess the right to enforce the payment of principal and interest; (3) whether the rights of the holders of the instruments are subordinate to rights of general creditors; (4) whether the instruments give the holders the right to participate in the management of the issuer; (5) whether the issuer is thinly capitalized; (6) whether there is identity between holders of the instrument and stockholders of the issuer;
(7) the label placed upon the instruments by the parties; and (8) whether the instruments are intended to be treated as debt or equity for non-tax purposes.

     Based on the foregoing factors, the Notes should be treated as debt for Federal income tax purposes. However, given the Partnership's limited initial equity capital, there can be no assurances given that the IRS will not attempt to treat the Notes as equity for Federal income tax purposes.

     PARTNERSHIP TAXATION AND TERMINATION. As a partnership, the Company will not be subject to Federal income tax. The Partnership will keep complete and accurate books for financial reporting and tax purposes. Such books will be maintained on an accrual basis, and the Partnership's fiscal year will be the calendar year. The Company will file a partnership information return (IRS Form 1065) with the IRS for each taxable year.

     Under Section 708 of the Code, the Company will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profit interests in the Company are sold or exchanged within a 12-month period. If such a termination occurs, under current Treasury regulations the Partnership will be considered to distribute its assets to the partners, who would then be treated as recontributing those assets to the Company, as a new partnership. Proposed Treasury regulations would modify this treatment. Under the proposed regulations, the Company would be deemed to transfer all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership. Immediately thereafter, the Company would be deemed to have distributed interests in the new partnership to the partners in liquidation of the Company, either for the continuation of the business or for its dissolution and winding up.

STATE AND LOCAL TAX CONSEQUENCES

     The above discussion does not address the tax treatment of the Company, Notes, or Noteholders under any state or local tax laws. Prospective investors are urged to consult with their own tax advisors regarding the state and local tax treatment of the Company as well as any state and local tax consequences to them of purchasing, holding and disposing of Notes issued by the Partnership.

                                        * * *

     THE FEDERAL AND STATE TAX DISCUSSIONS SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NOTEHOLDER'S PARTICULAR TAX SITUATION. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

     Section 406 of ERISA and Section 4975 of the Code prohibit a pension, profit-sharing or other employee benefit plan subject to ERISA, as well as individual retirement accounts, certain types of Keogh Plans and other plans subject to Section 4975 of the Code (each a "Benefit Plan"), from engaging in certain transactions with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Benefit Plan.
A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons.

     A fiduciary of a Benefit Plan considering the purchase of Notes should carefully review with its legal and other advisors whether the assets of the Partnership would be considered plan assets, and whether the purchase or holding of the Notes could give rise to a transaction prohibited or otherwise impermissible under ERISA or the Code.

     Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined Section 3(33) of ERISA) are not subject to the fiduciary and prohibited transaction provisions under ERISA or the Code discussed herein, but governmental plans may be subject to comparable restrictions under applicable state law.

                                 PLAN OF DISTRIBUTION

     The Company is offering up to $15,000,000 in aggregate principal amount of the Notes. The Notes are being offered on a "best-efforts" basis on behalf of the Company by Attkisson, Carter & Akers ("Attkisson") a member of the National Association of Securities Dealers Inc. (the "NASD"). The Company has agreed to indemnify Attkisson against certain liabilities, including liabilities under the Securities Act of 1933. Investor funds will be held in escrow at Greater Bay Trust Company until a minimum of $1,000,000 of Notes are sold (the "Minimum Offering"). In the event the Minimum Offering is not subscribed on or before October 31, 1998, the offering will be terminated and the escrowed funds, plus any net interest earned thereon, will be promptly returned to the Investors by the Escrow Agent. Upon the subscription by investors for the Minimum Offering, the escrowed funds, including interest thereon, will be released to the Company.
Any subsequent sales proceeds from Notes will be immediately available for use by the Company. The Company will pay Attkisson a selling commission of up to 7.5% of the sales price of all Notes sold. In addition, an investment banking and marketing fee of 1% of the sale price of each Note sold will be paid to Attkisson. The Company will also pay Attkisson 1.25% of the sale price of each Note sold as a non-accountable expense allowance. Attkisson is not affiliated with the Company.


     However, Attkisson will be under no obligation to sell any or all of the Notes offered hereby. The staff of the Securities and Exchange Commission has taken the position that any broker/dealer that sells Notes in the offering may be deemed an underwriter as defined in Section 2(11) of the Securities Act of 1933, as amended.

     The Notes are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The Company reserves the right, in its sole discretion, to reject, in whole or in part, any offer to purchase the Notes.


     The Company intends to sell the Notes in this offering only in the states in which the offering is qualified. An offer to purchase may only be made and the purchase of the Notes may only be negotiated and consummated in such states. The Subscription Agreement for the Notes must be executed, and the Notes may only be delivered in such states. Investors will be required to make checks payable for the purchase price to the Greater Bay Trust Company -- Sentinel Financing Ltd., L.P. Escrow Account. Resale or transfer of the Notes may be restricted under state law. See "Risk Factors - Absence of Public Market For the Notes and Limited Transferability of the Notes," and "Transferability of Notes."


     If the Company does not terminate the offering earlier, which it may in its sole discretion, the offering of Notes will continue until the Company sells $15,000,000 in aggregate principal amount of the Notes, provided that the offering period for the Notes will expire no later than 24 months after the date of this Prospectus.

     Attkisson has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received for the sale of a Note to be promptly deposited with the Escrow Agent upon the receipt of the executed Subscription Agreement and related funds by the Attkisson by or before noon of the next business day following the sale of said Notes.

     The Notes purchased from the Company will be issued as soon as practicable after the sale thereof (or, if later, upon sale of the Minimum Offering).

                            TRANSFERABILITY OF NOTES

     The Notes will be registered with the Commission and the states of Florida and Georgia. The Notes may be registered or exempt form registration in other states. No public or other market for the Notes exists and no market is expected to develop in the future. No transfers will be permitted of less than the Minimum Purchase, nor may an investor transfer, fractionalize or subdivide Notes so as to retain less than such Minimum Purchase. Accordingly, the Notes should be purchased only as an investment to be held to the end of the term of the Notes because Noteholders may not be able to liquidate their investment in the event of an emergency or for any other reason.


                                 LEGAL MATTERS

     The validity of the Notes offered here will be passed upon by Buchalter, Nemer, Fields & Younger, a professional corporation, Los Angeles, California.


                                    EXPERTS

     The balance sheet of SAC as of December 31, 1997 and the balance sheet of the Company as of December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Millward & Co. CPAs, independent auditors, as stated in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form SB-2. File No. 333-29067, under the Securities Act of 1933 with respect to the Notes offered hereby.
As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendment thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily completed and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at certain regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 1007 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission.

     Upon completion of the offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports with the Commission. The Company intends to furnish to Noteholders annual reports containing audited financial statements of the Company audited by its independent accountants and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of the fiscal year.

                               FINANCIAL STATEMENTS


                                      INDEX

                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . .  . . . .    F-1

SENTINEL ACCEPTANCE CORPORATION
  BALANCE SHEET, December 31, 1997 and March 31, 1998 (unaudited) . . . .    F-2

NOTES TO BALANCE SHEET . . . . . . . . . . . . . . . . . . . .  .  F-3, F-4, F-5

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . .  . . . . .    F-6

SENTINEL FINANCING LTD., L.P.
  BALANCE SHEET, December 31, 1997 and March 31, 1998 (unaudited)   . . .    F-7

NOTES TO BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . .  . . F-8, F-9

                             INDEPENDENT AUDITOR'S REPORT



To the Shareholders
Sentinel Acceptance Corporation
Coral Springs, Florida


     We have audited the accompanying balance sheet of Sentinel Acceptance Corporation as of December 31, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of Sentinel Acceptance Corporation as of December 31, 1997, in conformity with generally accepted accounting principles.



Millward & Co. CPAs
Fort Lauderdale, Florida
May 1, 1998

                                    BALANCE SHEETS



                                                   December 31,           March 31, 1998
                                                 -----------------      ------------------
                                                        1997               (Unaudited)
                                                 -----------------      ------------------
ASSETS
Current asset:

  Cash                                                $    100               $     44


Investment in Partnership                              150,050               $150,050
                                                      --------               --------

     Total assets                                     $150,150               $150,094
                                                      --------               --------
                                                      --------               --------


LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' equity:

Preferred stock, $1 par value; 110,000 shares
    authorized, issued and outstanding                 110,000                110,000

Common stock, $1 par value; 10,000 shares
    authorized, issued and outstanding                  10,000                 10,000

Additional paid-in capital                              93,400                 93,400

Accumulated deficit                                    (63,250)               (63,306)
                                                      --------               --------

     Total shareholders' equity                        150,150                150,094
                                                      --------               --------

     Total liabilities and shareholders' equity       $150,150               $150,094
                                                      --------               --------
                                                      --------               --------


     INVESTORS IN THE NOTES ARE NOT ACQUIRING ANY FINANCIAL INTEREST OR
       LIABILITY OF THE CORPORATION WHOSE BALANCE SHEET APPEARS ABOVE.

                       SENTINEL ACCEPTANCE CORPORATION
                            NOTES TO BALANCE SHEET
                              DECEMBER 31, 1997
                     (INFORMATION PERTAINING TO THE THREE
                  MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)


 NOTE 1.    -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Sentinel Acceptance Corporation (the "Company") was organized pursuant to the laws of the State of Florida on September 5, 1995. The Company's principal asset is an investment in a limited partnership whose primary business is to engage in the purchase, collection and securing of retail installment contracts in the non-prime consumer market originated by independent automobile dealers.

INVESTMENT IN PARTNERSHIP

     Investment in partnership (Sentinel Acceptance Ltd., L.P.) is accounted for using the equity method, under which the Company's share of earnings or loss of this partnership is reflected as income or (loss) with an adjustment to the Company's investment in the partnership. Investment in the partnership consists of costs incurred in processing existing receivables. The carrying value of the investment in the partnership is reviewed if the facts and circumstances suggest that it may be impaired. The partnership has experienced continuing losses, accordingly the original investment has been impaired and has been adjusted and reduced to the guaranteed value of $150,000, the amount guaranteed by Four Star Financial Services, LLC, an affiliate. As of December 31,1997, the company reduced the carrying value of the investment by $41,412.

     The Company has a $50 investment in Sentinel Financing Ltd., L.P. for its general partnership interest.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date.
Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1997, the Company did not have any cash equivalents.

     INVESTORS IN THE NOTES ARE NOT ACQUIRING ANY FINANCIAL INTEREST OR
       LIABILITY OF THE CORPORATION WHOSE BALANCE SHEET APPEARS ABOVE.

                       SENTINEL ACCEPTANCE CORPORATION
                            NOTES TO BALANCE SHEET
                              DECEMBER 31, 1997
                     (INFORMATION PERTAINING TO THE THREE
                  MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)


ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 (SFAS 125"), "Accounting for Transfers of Servicing of Financial Assets and Extinguishment of Liabilities. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1997 and is to be prospectively applied. The Company believes that the adoption of SFAS 125 will have no impact on its financial statements.


NOTE 2.  -     RELATED PARTY TRANSACTIONS

MANAGEMENT FEES

     The Company charges Sentinel Acceptance Ltd., L.P. a management fee on a monthly basis for reimbursement of certain operating assets as incurred. For the year ended December 31, 1997, the Company recognized approximately $292,429 in management fee income, which has been included in income on the statement of operations.

     The Company is a co-defendant with Sentinel Acceptance Ltd., L.P. in a claim for approximately $12,000.

INVESTMENT IN PARTNERSHIP

     The Company has an investment in a partnership that is accounted for using the equity method. During 1995 the Company invested $213,400 in a Partnership in exchange for a 1% interest in the Partnership. The principal business activity of the Company is investing in a limited partnership whose

    INVESTORS IN THE NOTES ARE NOT ACQUIRING ANY FINANCIAL INTEREST OR
       LIABILITY OF THE CORPORATION WHOSE BALANCE SHEET APPEARS ABOVE.

                       SENTINEL ACCEPTANCE CORPORATION
                            NOTES TO BALANCE SHEET
                              DECEMBER 31, 1997
                     (INFORMATION PERTAINING TO THE THREE
                  MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)



primary business is described in Note 1 -- "Organization". The following represents the Company's investment activity:


 1995 Investment                                                     $ 213,400

 1995 Company share of partnership loss                                   (471)

 1996 Company share of partnership loss                                 (7,805)
                                                                     ---------

 Balance - December 31, 1996                                           205,124

 Company share of loss for 1997 and reduction in carrying value         55,074

 Balance - December 31, 1997 and March 31, 1998 (unaudited)          $ 150,050
                                                                     ---------
                                                                     ---------


NOTE 3.  -     SHAREHOLDERS' EQUITY

     In 1995, the Company issued 10,000 common shares of its $1.00 par value stock and 110,000 shares of its $1.00 preferred stock in exchange for the shareholders providing cash of $213,400 to a limited partnership, Sentinel Acceptance Ltd., L.P., which represents the Company's investment in the limited partnership. The distribution to the Company's equity accounts was as follows:


               Preferred stock                          $ 110,000

               Common stock                                10,000

               Additional paid-in capital                  93,400
                                                        ---------
                                                        $ 213,400
                                                        ---------
                                                        ---------



NOTE 4.  -     INCOME TAXES

     At December 31, 1997, the Company has net operating loss carryforwards of approximately $21,000 that expire through 2012. Such net operating losses are available to offset future taxable income, if any. As the utilization of such operating losses for tax purposes is not assured, the deferred tax asset (approximately $7,000) has been fully reserved through the recording of a 100% valuation allowance. Should a cumulative change in the ownership of more than 50% occur within a three-year period, there could be an annual limitation on the use of the net operating loss carryforward.

    INVESTORS IN THE NOTES ARE NOT ACQUIRING ANY FINANCIAL INTEREST OR
       LIABILITY OF THE CORPORATION WHOSE BALANCE SHEET APPEARS ABOVE.

                          INDEPENDENT AUDITOR'S REPORT



To the Partners
Sentinel Financing Ltd., L.P.
South San Francisco, California


     We have audited the balance sheet of Sentinel Financing LTD., L.P. as of December 31, 1997. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Sentinel Financing LTD., L.P. as of December 31, 1997, in conformity with generally accepted accounting principles.

Millward & Co. CPAs
Fort Lauderdale, Florida
January 5, 1998

                            SENTINEL FINANCING LTD., L.P.
                                    BALANCE SHEET
                                  DECEMBER 31, 1997


                           DECEMBER 31,    MARCH 31, 1998
                               1997          (UNAUDITED)
                           ------------    --------------
ASSETS
  Cash                        $  100           $  100
  Debt Issuance Costs          4,900            4,900
                             -------          -------
                             -------          -------
                               5,000            5,000



EQUITY
  Partnership Equity          $5,000           $5,000
                             -------          -------
                             -------          -------

                        SENTINEL FINANCING, LTD., L.P.
                           NOTES TO BALANCE SHEET
                             DECEMBER 31, 1997
                    (INFORMATION PERTAINING TO THE THREE
                  MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)


NOTE 1. - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Sentinel Financing, Ltd., L. P. a Florida limited partnership (the "Company"), is a newly formed single purpose company organized to specialize and engage in the purchase, collection and servicing of retail installment contracts ("Installment Contract") originated by independent automobile dealers ("Dealers"). The Company intends to acquire directly and through intermediaries Installment Contracts originated by Dealers in connection with their sale of new and used automobiles and light duty trucks ("Financed Vehicles") to borrowers with limited credit histories or past credit problems ("Non-prime Consumers"). The Company's general partner is Sentinel Acceptance Corporation ("SAC"), and its sole limited partner is Four Star Financial Services, LLC ("Four Star"). Management services will be provided to the Company by SAC.

     The Company has not yet commenced operations.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1997, the Company did not have any cash equivalents.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets or liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses in the future. Actual amounts could differ from those estimates.

DEBT ISSUANCE COSTS

     The costs related to the proposed issuance of debt are capitalized and amortized to interest expense using the effective interest method over the lives of the related debt. If the debt offering is unsuccessful, the costs will be charged to operations.


NOTE 2. - DEBT OFFERING

     The Company is offering $15,000,000 aggregate principal amount of 12% secured Notes due 2003. The Notes will bear interest at the rate of 12% per annum, payable monthly on the 15th day of each month. The Notes will mature in five years, and are subject to redemption at the option of the

                        SENTINEL FINANCING, LTD., L.P.
                           NOTES TO BALANCE SHEET
                             DECEMBER 31, 1997
                    (INFORMATION PERTAINING TO THE THREE
                  MONTHS ENDED MARCH 31, 1998 IS UNAUDITED)


Company, in whole or part, at any time at a redemption price equal to the outstanding principal amount plus accrued interest thereon without premium or penalty. The Company will not be required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. Notes may be purchased in multiples of $1,000, subject to a minimum requirement of $2,000. The Notes will be secured by retail installment sales contracts received by used automobiles and light trucks. The Notes are being offered on a best efforts, $1,000,000 minimum offering basis.

NOTE 3. - DEBT ISSUANCE COSTS

     A related entity (Four Star) has incurred $162,362 for costs of the debt offering on behalf of the Sentinel Acceptance Corporation as of December 31, 1997. If the offering is successful, the advances will be reimbursed and deferred debt issuance costs will be charged (Note 1). If the offering is unsuccessful, these advances will be charged to the operations of the affiliate.

NOTE 4. - EQUITY CONTRIBUTION

     As of December 31, 1997, the Company received equity contributions from its partners as follows:

      Four Star Financial Services, LLC                         $4,950.

      Sentinel Acceptance Corporation                               50.
                                                                 ------
                                                                 $5,000
                                                                 ------
                                                                 ------

                                   EXHIBIT A

                              FORM OF SECURED NOTE

                               (FACE OF SECURITY)

No.                                                                    $

                            SENTINEL FINANCING, LTD., L.P.

promises to pay to

or registered assigns,

the principal sum of                                      Dollars on __________

                           12% SECURED FIXED RATE NOTES

                              DUE ___________, 2003

     Interest payment Dates:

          Record Dates:

                         Dated:

                         _____________________________________________________

                         By___________________________________________________

                         By___________________________________________________
                         (SEAL)


Authenticated to be one of the
Securities described in the Indenture
referred to herein:


By____________________________________
     Authorized Signature

                              (Back of Security)


              12% Secured Fixed Rate Notes due _____________, 2003


          1. INTEREST. SENTINEL FINANCING, LTD., L.P., a Florida limited partnership (the Company"), promises to pay interest on the principal amount of this Security at a rate of 12% per annum from the date of issuance, payable monthly on the 15th day of each month commencing on ____________, 1998, to the Persons in whose names such Notes are registered at the close of business on the Record Date next preceding the Interest Payment Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. To the extent lawful, any installment of interest on the Notes which is not paid when due shall accrue interest at the lesser of 18% compounded quarterly, or the highest lawful rate of interest from the due date until paid.

          2. METHOD OF PAYMENT. Principal of, and interest on the Securities will be payable, at the Company's office. The Company will pay principal and interest in money of the United States that is legal tender for payment of public and private debts. At the option of the Company, payment of principal and interest may be made by check mailed to the Holder at the address set forth in the registry books of the Company.

          3. PAYING AGENT AND REGISTRAR. Initially, the Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without notice to any Securityholder. The Company or any Subsidiaries of the Company may act in any such capacity.

          4.   INDENTURE.  The Company issued the Securities under an
Indenture dated as of              , 1998 (the "Indenture") between the
Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of the Indenture. The Securities are subject to, and qualified by, all such terms, certain of which are summarized herein, and Securityholders are referred to the Indenture and such Act for a statement of such terms.
The Securities are secured obligations of the Company limited to $15,000,000 in aggregate principal amount.

          5. OPTIONAL REDEMPTION. All or any part of the Securities may be redeemed by the Company, in whole or part, at any time or some of them from time to time, upon not less than 30 or more than 60 days' notice at a redemption price equal to 100% of the principal amount plus accrued interest to the Redemption Date.

          6. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. On and after the Redemption Date interest ceases to accrue on Securities or portions of them called for redemption. In the event of a partial redemption of the Notes, the Notes will be redeemed in whole or part will be selected on a pro rata basis or in such other manner as the Company deems appropriate and fair.

               If this Security is redeemed subsequent to a record date with respect to any interest payment date specified above and on or prior to such interest payment date, then any accrued interest will be paid to the Person in whose name this Security is registered at the close of business on such record date.

          7. DENOMINATIONS, TRANSFER, EXCHANGE. The Securities are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

          8. PERSONS DEEMED OWNERS. The registered holder of a Security may be treated as its owner for all purposes.

          9. AMENDMENTS AND WAIVERS. Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of at least a majority in principal amount of the then outstanding Securities. Without the consent of any Securityholder, the Indenture or the securities may be amended to cure any ambiguity, defect or inconsistency, to comply with the requirements of the SEC in connection with the qualification of the Indenture under the TIA, to add covenants of the Company for the benefit of the Holders, to provide guarantors of the Securities, to evidence succession of another Person to the Company, to provide for uncertificated Securities in addition to certificated Securities or to make any change that does not adversely affect the rights of any Securityholder.

          10. DEFAULTS AND REMEDIES. An Event of Default occurs if: (i) the Company fails to pay any installment of interest on the Securities when the same becomes due and payable; (ii) the Company fails to pay all or any part of the principal of any Security when the same becomes due and payable at maturity, upon redemption, by acceleration or otherwise; (iii) the Company fails to observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the Securities, the Security Documents, or the Indenture (iv) the Company or any Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case or proceeding, (b) consents to the entry of an order for relief against it in an involuntary case or proceeding, (c) consents to the filing of a petition seeking reorganization or relief under any applicable Bankruptcy Law, or to the appointment of a receiver of it or for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors, or (e) admits in writing its inability to pay its debts generally as they become due; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Subsidiary in an involuntary case, (b) appoints a Receiver of the Company for al or substantially all of its property, or (c) orders the liquidation of the Company, and any such order or decree under (v) herein remains unstayed and in effect for 90 days. If an Event of Default occurs and is continuing, the Trustee or the holders of at last a majority in principal amount of the then outstanding Securities may declare all the Securities to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency all outstanding securities become due and payable immediately without further action or notice. Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Trustee is only deemed to have knowledge of a default or Event of Default under certain circumstances set forth in the Indenture. The Company must furnish an annual compliance certificate to the Trustee.

          11. SECURITY. The due and punctual payment of interest and principal of the Securities when and as the same shall be due and payable, whether at maturity, by acceleration, or otherwise, and the interest on the overdue principal of the Securities and payment and performance of all other obligations of the Company to Holders or the Trustee under the Indenture and the Securities shall be secured as provided in the Security Documents.

          12. NO RECOURSE AGAINST OTHERS. A director, officer, partner, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations of their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

          13. AUTHENTICATION. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

          14. ABBREVIATIONS. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

          15. INDENTURE CONTROLS. Nothing contained herein shall in any way be construed to impose any duties upon the Trustee beyond those contained in the Indenture. All immunities, indemnities, exceptions from liability and other provisions of the Indenture insofar as they relate to the Trustee shall apply to this Security and are incorporated herein.

          The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture, which has in it the text of this Security in larger type. Request may be made to:

               SENTINEL FINANCING LTD., L.P.
               601 Gateway Blvd., Suite 260
               South San Francisco, California 94080

                                ASSIGNMENT FORM


          To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to

-------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
             (Print or type assignee's name, address and zip code)

and irrevocably appoint________________________________________________________
__________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.


Date:__________________     Your Signature:____________________________________

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee.

                                      EXHIBIT B

                                  SECURITY AGREEMENT

     This SECURITY AGREEMENT (hereinafter called this "Agreement") is made as of ___________, 1998, by and between Sentinel Financing Ltd., L.P., a Florida limited partnership (hereinafter called ("Debtor") and Sterling National Bank & Trust Company (the "Trustee"), as Trustee (the "Secured Party").

                                 W I T N E S S E T H:

     In consideration of the covenants and conditions stated in this Agreement, the parties agree as follows:

     1.   INDEBTEDNESS SECURED.

          This Agreement and the Security Interest (as defined below) secure the payment of certain Notes issued and executed by Debtor, pursuant to the Indenture of Trust (the "Indenture") dated ___________, 1998, by and between Debtor and Trustee, and made payable to the holders of such notes in the aggregate principal sum of up to $15,000,000 (hereinafter collectively called the "Notes"), together with all other indebtedness of every kind or nature owed by Debtor to Secured Party pursuant to the Indenture or this Agreement, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and whether the indebtedness is from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, and including any sums advanced and any costs and expenses incurred by Secured Party pursuant to this Agreement, the Notes or any other note or evidence of indebtedness (all of such is herein sometimes referred to as the "Indebtedness").

     2.   SECURITY INTEREST.

          For value received, Debtor hereby grants to Secured Party a security interest (the "Security Interest") in and to all of the following:
(i) any and all retail motor vehicle installment sale contracts (the "Contracts") acquired with the funds constituting the Indebtedness or with funds received from the repayment of said Contracts (the "Replacement Contracts") or the Replacement Contracts, which Contracts or Replacement Contracts are originated in connection with the financing of new and used automobiles and light-duty trucks (the "Vehicles"), including all rights to receive payments thereunder and security interests in and instruments of title to the Vehicles, whether now owned or hereafter acquired; (ii) all funds in the following bank account of the Company _____________________________________ (the "Master Account"); (iii) all net
proceeds of the issuance and sale of the Notes; and (iv) all products thereof and all cash and non-cash proceeds of any of the foregoing, in any form, including, without limitation, proceeds of insurance policies from the loss thereof, all titles to the Vehicles and all assignments of liens, all Contracts, Vehicle titles, assignments or other documents and instruments deposited with and in the possession, custody and control of the Secured Party as described in paragraph 4.5 hereof (all of the foregoing hereinafter called the "Collateral").

     3.   REPRESENTATION AND WARRANTIES OF DEBTOR.

          Debtor represents and warrants and, so long as any portion of the Indebtedness remains unpaid, shall be deemed continuously to represent and warrant that:

          3.1 Debtor is the owner of the Collateral free and clear of all security interests or other encumbrances and claims of any kind or nature in favor of any third persons other than the rights of the purchasers of the Vehicles under the Contracts and Replacement Contracts, ("Vehicle Purchasers"), and Secured Party has and at all times maintain a first, perfected security interest in all of the Collateral;

          3.2 Debtor is authorized to enter into this Agreement and into the transactions contemplated hereby and evidenced by the Notes and this Agreement is a valid and binding obligation of Debtor enforceable in accordance with its terms;

          3.3 The Collateral is used or bought for use solely in business operations, and all of the relevant Collateral will remain personal property regardless of the manner in which any of it may be affixed to real property.

          3.4  Debtor has established the Master Account.

     4.   COVENANTS OF DEBTOR.

          Debtor covenants that so long as any Indebtedness remains unpaid,
Debtor:

          4.1 Will defend the Collateral against the claims and demands of all other parties, except the rights of Vehicle Purchasers.

          4.2 Will keep the Collateral free and clear from all security interests, liens and other encumbrances and claims of any kind or nature in favor of any third persons other than Vehicle Purchasers, and other than the Security Interest; and Debtor will not pledge the Collateral as security for any debts or obligations other than the Notes;

          4.3 Will not pledge, transfer, assign, deliver, or otherwise dispose of any Collateral or any interest therein, except that until the occurrence of an Event of Default (as defined in paragraph 7.1 of this Agreement), it may so dispose of the Collateral so long as the proceeds thereof are applied to:

               a.   Make payments of principal and/or interest on the Notes; or

               b. Pay operating expenses, including servicing fees, custodian fees, trustee's fees, bank fees and charges, legal fees, title and transfer fees, account fees, contract purchase fees, insurance, repossession, repair and liquidation expenses, enforcement dealer recourse arrangements, federal, state and local taxes, out-of-pocket expenses incurred in connection with any resale of Contracts, and other general and administrative expenses incurred in the ordinary course of business ("Permitted Expenses");

               c. Distributions to the Debtor's partners in accordance with the Limited Partnership Agreement among Sentinel Acceptance Corporation, as general partner, and the persons named as limited partners therein, dated ___________________, 1997; provided, however, that no distribution may be made pursuant to this subsection if at the time of such distribution the "Net Receivables" as reflected on the Debtor's balance sheet for the most recent completed fiscal quarter or year end, as applicable, do not exceed 110% of the principal amount of Notes then outstanding ("Partner Distributions").

          4.4 Will keep in accordance with generally accepted accounting principles, consistently applied, accurate and complete records concerning the Collateral; will mark such records and, upon request of the Secured Party made from time to time, the Collateral to give notice of the Security Interest; and will, upon request made from time to time, permit the Secured Party or its agents to inspect the Collateral and the Debtor's records concerning the Collateral and to audit and make abstracts of such records or any of the Debtor's books, ledgers, reports, correspondence and other records;

          4.5 Upon demand will deliver to the Custodian for the Secured Party any instruments, documents of title and chattel paper representing or relating to the Collateral or any part thereof, and all schedules, invoices, shipping, or delivery receipts, together with any endorsements or assignments thereof and all other documents representing or relating to purchases or other acquisitions, sales or other dispositions of the Collateral and the proceeds thereof and any and all other schedules, documents, and statements in accordance with the terms of the Custodian Agreement;

          4.6 Will notify the Secured Party in writing at least thirty (30) days in advance of any change in the Debtor's address specified on the first page of this Agreement, of any change (other than change in the location of Vehicles in the ordinary course of the use thereof by the purchasers thereof) in the location or of any additional locations at which the Collateral is kept, of any change in the address at which records concerning the Collateral are kept and of any change in the location of the Debtor's residence, chief executive office or principal place of business;

          4.7 Will execute and deliver to the Secured Party such financing statements and other documents requested by the Secured Party, subject to the limitations set forth herein, to perfect, protect or continue the perfection of the Security Interest and to effect the purposes of this Agreement;

          4.8 Will pay or cause to be paid when due all taxes, assessments and other charges of every kind and nature which may be levied or assessed upon or against the transaction contemplated hereby or the Collateral;

          4.9 Will deliver the Contracts and Replacement Contracts to the Custodian pursuant to that certain Custodian Agreement between the Company, Custodian and Trustee on behalf of the Secured Party of even date herewith, within five (5) business days of the acquisition of the Contract or Replacement Contract, as applicable, by delivery to custodian of original executed Contracts and Replacement Contracts and related assignments, contracts and other documents evidencing any rights of Debtor with respect thereto;

          4.10 Will not make any distributions to partners or payments to affiliates except as herein provided;

          4.11 Will deposit and retain all funds which constitute the Collateral in the Master Account, will withdraw funds therefrom only for the conduct of Debtor's business as permitted hereby and the Indenture with respect to the servicing of Contracts and Replacement Contracts and the requisition of Replacement Contracts, and for the payment of Permitted Expenses and Partner Distributions, and will not commingle any other funds with funds in said account;

          4.12 Will execute and deliver to the Custodian the Collateral Assignments attached hereto as Exhibits 1 and 2 as required by the Secured Party.

     5.   VERIFICATION OF COLLATERAL.

          Secured Party shall have the right to verify the existence of the Collateral in any manner and through any medium which Secured Party may consider appropriate and which will not interfere with the conduct of Debtor's business, and Debtor shall furnish such assistance and information and perform such acts as Secured Party may require in connection therewith.

     6.   FUTURE ADVANCES.

          It is agreed that any additional loans or advances by the Secured Party secured hereby to or for the benefit of Debtor, whether such loans or advances are obligatory or are made at the option of Secured Party or otherwise, at any time within twenty (20) years from the date of this Agreement, with interest thereon at the rate agreed upon at the time of each such loan or advance, shall be equally secured with and have the same priority as the original indebtedness and be subject to all of the terms and provisions of this Agreement, whether or not such additional loan or advance is evidenced by the Notes or any other promissory note of Debtor and whether or not identified by a recital that it is secured by this Agreement; provided, however, that Debtor hereby understands and agrees that this future advance provision does not in any way obligate Secured Party or any other person to make any additional loans or advances to Debtor.

     7.   DEFAULT.

          7.1 EVENTS OF DEFAULT. An Event of Default shall occur under this Agreement upon any Event of Default as defined by Section 6.1 of the Indenture.

          7.2 RIGHTS AND REMEDIES UPON DEFAULT. If an Event of Default occurs and is continuing Secured Party, by written notice to the Debtor, may declare the principal of and accrued interest on all the Notes to be due and payable immediately. After a declaration such principal and interest shall be due and payable immediately.

          If an Event of Default occurs and is continuing, Secured Party may pursue any available remedy by proceeding at law or in equity to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

          7.3 NOTICE. Debtor agrees that any notice by Secured Party of the sale, lease or other disposition of the Collateral or any other intended action hereunder, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to Debtor if the notice is mailed by regular or certified mail, postage prepaid, at least ten (10) days before the date of any public sale, lease or other disposition of the Collateral, or the time on or after which any private sale, lease or other disposition of the Collateral is to take place, to Debtor's address as specified in this Agreement or to any other address which Debtor has notified Secured Party in writing as the address to which notices shall be given to Debtor.

          7.4 COSTS. Debtor shall pay all costs and expenses incurred by Secured Party in enforcing this Agreement, realizing upon any Collateral and collecting any Indebtedness. Costs and expenses will include but not be limited to all reasonable attorneys' fees and expenses.

          7.5 DEFICIENCY. In the event that the proceeds of the Collateral are insufficient to satisfy the entire unpaid Indebtedness, Debtor will be responsible for the deficiency and shall pay the same upon demand. Secured Party will account to Debtor for any proceeds of the Collateral in excess of the Indebtedness and the costs and expenses referred to in Section 7.4.

     8.   MISCELLANEOUS.

          8.1 PERFECTION OF SECURITY INTEREST. Debtor authorizes Secured Party at Debtor's expense to file any financing statement or statements relating to the Collateral (with or without Debtor's signature thereon), and to take any other action deemed necessary or appropriate by Secured Party to perfect and to continue perfection of the Security Interest. Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact to execute financing statements in Debtor's name and to perform all other acts which Secured Party deems necessary or appropriate to perfect and protect the Security Interest. Such appointment is binding and coupled with an interest.
 Upon request of Secured Party before or after the occurrence of an Event of Default but subject to the rights of Vehicle Purchasers, Debtor agrees to give Secured Party possession of any Collateral, possession of which is, in Secured Party's opinion, necessary or desirable to perfect or continue perfection or priority of the Security Interest. A photocopy of this Agreement is sufficient as a financing statement and may be filed as such if Secured Party so elects.

          8.2 CONTINUING AGREEMENT. This Agreement is a continuing agreement with respect to the subject matter hereof and shall remain in full force and effect until all of the Indebtedness now or hereafter contracted for or created or existing and any extensions or renewals of the Indebtedness together with all interest thereon has been paid in full.

          8.3 RIGHT TO PROCEEDS. Upon the occurrence of an Event of Default and in the course of the exercise of remedies as permitted hereby, Secured Party may demand, collect, and sue for all proceeds of the Collateral (either in Debtor's or Secured Party's name at the latter's option) with the right to enforce, compromise, settle, or satisfy any claim. Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact to endorse, by writing or stamp, Debtor's name on all checks, commercial paper, and other instruments pertaining to the proceeds. Such appointment is binding and coupled with an interest. Debtor also authorizes Secured Party to collect and apply against the Indebtedness any refund of insurance premiums or any insurance proceeds payable on account of the loss of or damage to any of the Collateral and hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact to endorse, by writing or stamp, any check or draft representing such proceeds or refund. Such appointment is binding and coupled with an interest. Upon the occurrence of an Event of Default and in the course of the exercise of remedies as permitted hereby, Secured Party may notify any party obligated to pay proceeds of the Collateral of the existence of the Security Interest and may also direct them to pay all such proceeds to Secured Party.

          8.4 PROPERTY IN SECURED PARTY'S POSSESSION. As further security for the repayment of the Indebtedness, Debtor grants to Secured Party a security interest in all property of Debtor which is or may hereafter be in Secured Party's possession in any capacity, including all monies owed or to be owed by Secured Party to Debtor; and with respect to all of such property, Secured Party shall have the same rights as it has with respect to the Collateral.

          8.5 SET-OFF. Without limiting any other right of Secured Party, whenever Secured Party has the right to declare any Indebtedness to be immediately due and payable, Secured Party may set off against the Indebtedness all monies then owed to Debtor by Secured Party in any capacity whether due or not.

          8.6 FAILURE TO PERFORM; REIMBURSEMENT. Upon Debtor's failure to perform any of its duties hereunder, Secured Party may, but it shall not be obligated to, perform any of such duties and Debtor shall forthwith upon demand reimburse Secured Party for any expense incurred by Secured Party in doing so with interest thereof at a rate equal to the lesser of the per annum rate of interest specified in the Notes plus two percentage points or the maximum rate permitted by applicable law.

          8.7 NON-WAIVER. No delay or omission by Secured Party in exercising any right or remedy hereunder or with respect to any Indebtedness shall operate as a waiver of that or any other right or remedy, and no single or partial exercise of any right or remedy shall preclude Secured Party from any other or future exercise of the right or remedy or the exercise of any other right or remedy. Secured Party may agree to a cure of any default by Debtor in any reasonable manner without waiving any other prior or subsequent default by Debtor.

          8.8 THIRD PARTIES. Secured Party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any steps to preserve rights against all prior parties to any document of title, general intangible, instrument or chattel paper in Secured Party's possession as Collateral or proceeds of the Collateral.

          8.9 WAIVER OF NOTICE OF DISHONOR AND PROTEST, ETC. Debtor waives dishonor, protest, presentment, demand for payment, notice of dishonor and notice of protest of any instrument at any time held by Secured Party with respect of which Debtor is in any way liable and waives notice of any other action by Secured Party.

          8.10 ASSIGNMENTS. Debtor's rights and obligations under this Agreement are not assignable in whole or in part by operation of law or otherwise. Secured Party may assign its rights and obligations under this Agreement, in whole or in part, without notice to or consent of Debtor and all of such rights shall be enforceable by Secured Party's successors and assigns.

          8.11 DEFINITIONS, MULTIPLE PARTIES; SECTION HEADINGS. The term "person" when referred to herein shall mean an individual, partnership, corporation or any other legal entity. If more than one Debtor executes this Agreement, the term "Debtor" includes each of the Debtors as well as all of them, and their obligations under this Agreement shall be joint and several. Whenever the context so requires, the neuter gender includes the feminine and masculine and the singular number includes the plural. Unless otherwise defined herein or the context requires otherwise, terms used herein shall have the same meaning as defined in the Uniform Commercial Code as enacted by the State of New York. Section headings are used herein for convenience only and do not alter or limit the meaning of the language contained in each section.

          8.12 AMENDMENT; WAIVER. This Agreement may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by Debtor and by Secured Party.

          8.13 CHOICE OF LAW; WAIVER OF JURY TRIAL. This Agreement has been delivered in the State of New York and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. Debtor and Secured Party hereby waive any right to a trial by jury in any action to enforce or defend any matter arising from or related to (i) this Agreement; (ii) any Note; or (iii) any documents or agreements evidencing or relating to this Agreement or any Note. Debtor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect or impair Secured Party's right to serve legal process in any manner permitted by law, or Secured Party's right to bring any action or proceeding against Debtor, or the property of Debtor, in the courts of any other jurisdiction.

               Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Sourthern District of New York, and, by execution and delivery of this Agreement, Debtor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Debtor hereby further irrevocably waives any claim that any such courts lack jurisdiction over Debtor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over Debtor. Debtor irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Debtor, at its address for notices pursuant to Section 8.15, such service to become effective 10 days after such mailing. Debtor hereby irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Secured Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Debtor in any other jurisdiction. Debtor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising our of or in connection with this Agreement brought in the courts referred to above.

          8.14 EXPENSES. Debtor shall pay all costs and expenses relating to this Agreement and the Indebtedness, including but no limited to, filing and recording fees, documentary stamps including, without limitation, Florida documentary stamps (if any), intangible tax (if any), and Secured Party's attorney's fees and expenses.

          8.15 NOTICE. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given or delivered by hand, by overnight courier or upon deposit in the United States certified or registered mails, with proper postage prepaid, addressed to the party to be notified as follows:

          a.   If to Secured Party at:

               Sterling National Bank & Trust Company
               430 Park Avenue
               New York, New York  10022
               Attention:  Jerrald Gilbert, General Counsel

          b.   If to Debtor at:

               Sentinel Financing Ltd., L.P.
               601 Gateway Blvd., Suite 260
               South San Francisco, CA 94080

or to such other address as each party may designate for itself by like notice.

          8.16 SEVERABILITY. If any provision of this Agreement is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

          8.17 RELIANCE BY SECURED PARTY. All covenants, agreements, representations and warranties made herein by Debtor shall, notwithstanding any investigation by Secured Party, be deemed to be material to and to have been relied upon by Secured Party.

          8.18 ENTIRE AGREEMENT. This Agreement, the Notes and the other instruments, agreements and documents contemplated hereby contain the entire agreement between Secured Party and Debtor with respect to the subject matter hereof and supersedes and cancels any prior understanding and agreement between Secured Party and Debtor with respect thereto.

          8.19 BINDING EFFECT. Subject to the provisions of paragraph 8.10, this Agreement shall be binding upon their heirs, personal representatives, successors and assigns of Debtor and shall inure to the benefit of the successors and assigns of Secured Party.

          8.20 TIME.  Time is of the essence in this Agreement.

          8.21 ATTORNEYS' FEES. The parties hereby agree that in the event any of the terms and conditions contained in this Agreement, including the indemnification provisions contained herein, must be enforced by reason of any past, existing or future delinquency of payment, of failure of observance or of performance by any of the parties hereto, in each such instance, the defaulting party shall be liable for reasonable collection and/or legal fees (including fees and expenses of in-house counsel and paralegal and support personnel), trial and appellate levels, any expenses and legal fees incurred, including time spent in supervision of paralegal work and paralegal time, and any other expenses and costs incurred in connection with the enforcement of any available remedy.

          8.22 CAPACITY. The Secured Party is entering into this Agreement solely in its capacity as Trustee under the Indenture and shall be entitled to the privileges, immunities and protections afforded it thereunder or under any other agreement or instrument providing indemnity for it in any actions taken by it as Secured Party hereunder. The Secured Party assumes no duties or obligations except for those expressly set forth herein.

               In addition to, and not in limitation of the foregoing, Debtor agrees (i) to indemnify and hold harmless the Secured Party and the successors, assigns, employees and agents (hereunder referred to individually as, an "Indemnitee" and, collectively, as "Indemnitees") from and against any and all claims, demands, losses, judgments and liabilities of whatsoever kind or nature, and (ii) to reimburse each Indemnitee for all costs and expenses, including reasonable attorneys' fees, growing out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other agreement related to any Indebtedness except, with respect to clauses (i) and (ii) above, for those arising from such Indemnitee's gross negligence or willful misconduct. In no event shall Indemnitee hereunder be liable, in the absence of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Agreement other than to account for moneys actually received by it in accordance with the terms hereof. The indemnity obligations of Debtor contained in this Section 8.22 shall continue in full force and effect notwithstanding the full payment of all the Notes issued under the Indenture and the payment of all other Indebtedness.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                         SENTINEL FINANCING LTD., L.P.,
                         a Florida limited partnership

                         By:  Sentinel Acceptance Corporation,
                              a Florida corporation,
                              its General Partner


                              By: ___________________________________________
                                   Jonathon W. Hollandsworth, President


                         STERLING NATIONAL BANK & TRUST COMPANY



                         By: ___________________________________________________
                         Its:___________________________________________________

                                      EXHIBIT 1

                                COLLATERAL ASSIGNMENT


     SENTINEL FINANCING LTD., L.P., a Florida limited partnership ("Assignor") hereby collaterally assigns to Sterling National Bank & Company, as Trustee ("Assignee") the Contract attached hereto (the "Contract"). This Collateral Assignment shall become absolute upon the occurrence of an Event of Default as defined in the Security Agreement and the exercise of Secured Party's rights and remedies thereunder with respect to the Contract, in which event Assignee shall become the owner of the Contract and shall be entitled to exercise all of the remedies provided in the Security Agreement with respect to such Contract.

     This Collateral Assignment shall be governed and construed in accordance with the laws of the State of New York and the provisions of the Security Agreement, which is incorporated herein.

     As used herein, all capitalized terms shall have the same meaning as in the Assignor's Prospectus dated ___________, 1998.

     IN WITNESS WHEREOF, the Assignor has placed its hand and seal as of this ____ day of ________, 1998.

                         SENTINEL FINANCING LTD., L.P.,
                         a Florida limited partnership

                         By:  Sentinel Acceptance Corporation,
                              a Florida corporation,
                              its General Partner


                              By: ___________________________________________
                                  Jonathon W. Hollandsworth, President

                                      EXHIBIT 2

                                COLLATERAL ASSIGNMENT


     SENTINEL FINANCING LTD., L.P., a Florida limited partnership ("Assignor") hereby collaterally assigns to Sterling National Bank & Trust Company, as Trustee ("Assignee") the collateral as set forth in the Security Agreement between Assignor and Assignee of even date herewith (the "Collateral"). This Collateral Assignment shall become absolute upon the occurrence of an Event of Default as defined in the Security Agreement and the exercise of Secured Party's rights and remedies thereunder with respect to the Collateral, in which event Assignee shall become the owner of the Collateral and shall be entitled to exercise all of the remedies provided in the Security Agreement with respect to such Collateral.

     This Collateral Assignment shall be governed and construed in accordance with the laws of the State of New York and the provisions of the Security Agreement, which is incorporated herein.

     As used herein, all capitalized terms shall have the same meaning as in the Assignor's Prospectus dated ___________, 1998.

     IN WITNESS WHEREOF, the Assignor has placed its hand and seal as of the ____ day of ________, 1998.

                         SENTINEL FINANCING LTD., L.P.,
                         a Florida limited partnership

                         By:  Sentinel Acceptance Corporation,
                              a Florida corporation,
                              its General Partner


                              By:______________________________________________
                                 Jonathon W. Hollandsworth, President

                                      EXHIBIT C
                            SENTINEL FINANCING LTD., L.P.
                        SUBSCRIPTION AGREEMENT - SECURED NOTES

The Investor named below, by payment of the purchase price for such Secured Notes, by the delivery of a check payable to GREATER BAY TRUST COMPANY -- SENTINEL FINANCING LTD., L.P. - Escrow ACCOUNT hereby subscribes for the amount of Secured Notes indicated below (minimum purchase of $2,000) of Sentinel Financing Ltd., L.P. The Secured Notes may be purchased in increments of $1,000. By such payment, the named Investor further acknowledges receipt of the Prospectus and any Supplement and the Subscription Agreement, the terms of which govern the investment in the Secured Notes being subscribed for hereby.


A.   INVESTMENT:    1.   Amount of Secured Notes Purchased    $__________
                    2.   Initial Purchase [  ]   Additional Purchase [  ]
                         Date of Investor's check ______________________________

B.   REGISTRATION:       Mr.  __________________________________________________
                         Mr.  __________________________________________________
                         Mrs. __________________________________________________
                         Mrs. __________________________________________________
1.   Registered Owner:   Ms.  __________________________________________________
     Co-Owner:           Ms.  __________________________________________________
2.   Mailing Address: __________________________________________________________
     City, State & Zip: ________________________________________________________
3.   Residence Address (if different from above): ______________________________
     ___________________________________________________________________________
4.   Birth Date:  _____/_____/____  5.   Birth Date Co-Owner:  _____/_____/_____
6.   Please indicate Citizenship Status:    U.S. Citizen   [  ]     Other   [  ]
7.   Social Security #:    __________/__________/_____________
     Co-Owner SS#:         __________/__________/_____________
     Corporate or Custodial:
     Taxpayer ID#:   ____________-____________-____________
8.   Telephone #:        (H)  (_____) ________________________
                         (O)  (_____) ________________________
C.   OWNERSHIP:     [  ] Individual Ownership    [  ] IRA or Keogh
                    [  ] Joint Tenants With Rights of Survivorship
                    [  ] Trust/Date of Trust Established Pension
                          Trust  ___/___/___ (S.E.P.)
                    [  ] Tenants in Common       [  ] Tenants by the Entirety
                    [  ] Corporate Ownership     [  ] Partnership
                    [  ] Other ________________
D. SIGNATURES: By signing below, I/we represent that I/we meet the suitability standards set forth in the Prospectus under "Suitability Standards."
     Signatures - Registered Owner: ____________________________________________
                  Co-Owner:_____________________________________________________
E.   Print Names of Custodian or Trustee: ______________________________________
     Authorized Signature: _____________________________________________________
     Date:__________________  Witness Signature: _______________________________
F.   PAYMENT SHOULD BE SENT TO (IF DIFFERENT THAN REGISTERED OWNER):
     Name:______________________________________________________________________
     c/o _______________________________________________________________________
     Address: __________________________________________________________________
     Account Number: ___________________________________________________________
     City, State & Zip:_________________________________________________________
     Telephone Number: _________________________________________________________
G.   BENEFICIAL OWNER(S):  All reports and financial statements will normally be sent to the registered owner at the address in Section B. If reports and financial statements are to be sent to the Beneficial Owner of an IRA or Keogh, insert name of the Beneficial Owner.
     Name of Beneficial Owner Only:_____________________________________________
     Telephone Number: _________________________________________________________
     Address:___________________________________________________________________
     City, State & Zip:_________________________________________________________
H. BROKER-DEALER/REGISTERED REPRESENTATIVE DATE: ALL LINES MUST BE COMPLETED. ANY MISSING SIGNATURES MAY DELAY PROCESSING OF THIS ORDER.
     Broker-Dealer NASD Firm Name: __________________   Date: __________________
     Main Office Address: ______________________________________________________
     City, State & Zip: ________________________________________________________
     Telephone Number: _________________________________________________________
     Print or Type Name of Broker-Dealer, Principal or other Authorized
     Signator: _________________________________________________________________
     Authorized Signature: _____________________________________________________
     Print or Type Name of Registered Representative:___________________________
     Signature: ________________________________________________________________
     Branch Office Address: ____________________________________________________
     City, State & Zip: ________________________________________________________
     Telephone Number:__________________________________________________________
     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------
     MAIL TO: Sentinel Financing Ltd., L.P., 601 Gateway Blvd., Suite 260, South San Francisco, CA 94080, Attention: Jonathon W. Hollandsworth, President
     Telephone:  (650) 869-3900         FAX:  (650) 869-3738
     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------
          ALL CHECKS FROM INVESTORS MUST BE TRANSMITTED TO THE ESCROW AGENT

                  BY NOON OF THE NEXT BUSINESS DAY FOLLOWING RECEIPT

-------------------------------------     -------------------------------------

 NO DEALER, SALES REPRESENTATIVE OR
 OTHER PERSON HAS BEEN AUTHORIZED TO                 $15,000,000 (MAXIMUM)
 GIVE ANY INFORMATION OR TO MAKE ANY                 $ 1,000,000 (MINIMUM)
 REPRESENTATIONS OTHER THAN THOSE
 CONTAINED IN THIS PROSPECTUS, AND,
 IF GIVEN OR MADE, SUCH INFORMATION OR
 REPRESENTATIONS MUST NOT BE RELIED
 UPON  AS HAVING BEEN AUTHORIZED BY
 THE COMPANY.  THIS PROSPECTUS DOES
 NOT  CONSTITUTE AN OFFER TO SELL, OR A
 SOLICITATION OF AN OFFER TO BUY, THE
 NOTES IN ANY JURISDICTION TO ANY PERSON
 TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN
 OFFER OR SOLICITATION IN SUCH
 JURISDICTION.  NEITHER DELIVERY OF THIS
 PROSPECTUS NOR ANY SALE MADE HEREUNDER
 AT ANY TIME IMPLIES THAT INFORMATION
 CONTAINED HEREIN IS CORRECT AS OF ANY
 TIME SUBSEQUENT TO THE DATE HEREOF.
               ____________

            TABLE OF CONTENTS                            SENTINEL FINANCING LTD.,
                                                                  L.P.

                                     Page               12% SECURED NOTES DUE 2003

 SUITABILITY STANDARDS . . . . . . .   3
 RISK FACTORS  . . . . . . . . . . .   7                       ______________
 USE OF PROCEEDS . . . . . . . . . .  12
 MANAGEMENT'S DISCUSSION AND                                     PROSPECTUS
   ANALYSIS OF FINANCIAL CONDITION                             ______________
   AND RESULTS OF  OPERATIONS  . . .  13
 BUSINESS  . . . . . . . . . . . . .  15
 MANAGEMENT  . . . . . . . . . . . .  26
 CERTAIN TRANSACTIONS  . . . . . . .  27
 SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT.  29
 DESCRIPTION OF THE NOTES  . . . . .  30                       ____________, 1998
 FEDERAL INCOME TAX CONSEQUENCES . .  33
 PLAN OF DISTRIBUTION  . . . . . . .  37
 TRANSFERABILITY OF NOTES  . . . . .  38
 LEGAL MATTERS . . . . . . . . . . .  39
 EXPERTS . . . . . . . . . . . . . .  39
 ADDITIONAL INFORMATION  . . . . . .  39
 FINANCIAL STATEMENTS  . . . . . . . F-i
 EXHIBIT A - Form of Secured Note
             (Face of Security). . . A-1
             (Back of Security). . . A-2
             ASSIGNMENT FORM . . . . A-5
 EXHIBIT B - SECURITY AGREEMENT  . . B-1
 EXHIBIT C - SENTINEL FINANCING
             LTD., L.P.
             SUBSCRIPTION AGREEMENT -
             SECURED NOTES . . . . . C-1
        __________________________

 UNTIL THE TERMINATION OF THIS OFFERING,
 AND IN ANY EVENT UNTIL 90 DAYS AFTER
 THE DATE OF THIS PROSPECTUS, ALL
 DEALERS EFFECTING TRANSACTIONS IN THE
 REGISTERED SECURITIES TO WHICH THIS
 PROSPECTUS RELATES, WHETHER OR NOT
 PARTICIPATING IN THIS DISTRIBUTION, MAY
 BE REQUIRED TO DELIVER A PROSPECTUS.
 THIS IS IN ADDITION TO THE OBLIGATION
 OF DEALERS TO DELIVER A PROSPECTUS WHEN
 ACTING AS UNDERWRITERS WITH RESPECT TO
 THEIR UNSOLD allotments or
 subscriptions.

-------------------------------------     -------------------------------------

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's general partner, its affiliates, shareholders, employees and agents are indemnified by the Company from and against any and all losses, liabilities, costs and damages by reason of the management of the Company's affairs except for conduct that arises from (i) fraud, gross negligence, gross misconduct or criminal acts; (ii) breach of the Company's Partnership Agreement; or (iii) a matter unrelated to such partner's management of the Company's affairs.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses (other than underwriting discounts) to be borne by the Registrant in connection with the issuance and distribution of the securities offered hereby:

                            TOTAL
                                                           MINIMUM     MAXIMUM

   SEC filing fee....................................     $  4,546    $  4,546
   NASD filing.......................................        2,000       2,000
   Blue Sky fees and expenses, including legal fees..        5,000       5,000
   Printing and engraving............................        7,000      12,000
   Legal fees and expenses...........................      106,000     244,000
   Accounting fees and expenses......................       52,000      52,000
   Trustee and Custodian's fees......................       22,000      22,000
   Miscellaneous.....................................        1,000       1,000
                                                          --------    --------
   TOTAL                                                  $199,546    $342,546
                                                          --------    --------
                                                          --------    --------


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     In August, 1997, the Company issued limited partnership interests to Sentinel Acceptance in connection with the formation of the Company. This sale was made to a sophisticated investor and without a general solicitation. The Company believes this transaction was exempt from the registration provisions of the Securities Act of 1933, as amended pursuant to Section 4(2) thereof. Sentinel Acceptance transferred its limited partnership interest to Four Star Financial Services, LLC in December 1997.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  EXHIBITS.

     See Exhibit Index following the Signatures page which is incorporated herein by reference.

     (b)  FINANCIAL STATEMENT SCHEDULES.

     Schedules have been omitted because they are not applicable or are not required or the information required to be set forth herein is included in the Financial Statements or notes thereto.

ITEM 27.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California on this 17th day of July, 1998


                         Sentinel Financing Ltd., L.P.



                         By   Sentinel Acceptance Corporation
                                   General Partner



                              By_______________________________
                                   Jonathon W. Hollandsworth
                                   President

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



-----------------------------
    Jonathon W. Hollandsworth       President of Sentinel                July 17, 1998
                                    Acceptance Corporation

-----------------------------
    Dean Kayes                      Director of Sentinel Acceptance      July 17, 1998
                                    Corporation

-----------------------------
    Dorothy H. Kulpinski            Director, Secretary and              July 17, 1998
                                    Treasurer of Sentinel
                                    Acceptance Corporation

-----------------------------
    Suzanne Tikkannen               Director of Sentinel Acceptance      July 17, 1998
                                    Corporation


                                    SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California on this 17th day of July, 1998


                         Sentinel Financing Ltd., L.P.



                         By   Sentinel Acceptance Corporation
                                   General Partner



                              By/s/ Jonathon W. Hollandsworth
                                -----------------------------------
                                    Jonathon W. Hollandsworth
                                    President

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.





 /s/ Jonathon W. Hollandsworth
-------------------------------
     Jonathon W. Hollandsworth         President of Sentinel                    July 17, 1998
                                       Acceptance Corporation


 /s/ Dean Kayes
-------------------------------
     Dean Kayes                        Director of Sentinel Acceptance          July 17, 1998
                                       Corporation


 /s/ Dorothy H. Kulpinski
-------------------------------
     Dorothy H. Kulpinski              Director, Secretary and                  July 17, 1998
                                       Treasurer of Sentinel
                                       Acceptance Corporation

 /s/ Suzanne Tikkannen
-------------------------------
     Suzanne Tikkannen                 Director of Sentinel Acceptance          July 17, 1998
                                       Corporation


                                    EXHIBIT INDEX
                                          TO
                            SENTINEL FINANCING LTD., L.P.
                         REGISTRATION STATEMENT ON FORM SB-2


Exhibit                                                                           Seq.
  No.     Description                                                            Page No.
-------   -----------                                                            --------

1.1       Form of Placement Agent Agreement
3.1*      Limited Partnership Agreement of Registrant
3.2*      Amendment to Limited Partnership Agreement
4.1*      Security Agreement (included as Exhibit B to Prospectus)
4.3*      Indenture of Trust between the Company and Trustee
4.4*      Subscription Agreement (included as Exhibit C to Prospectus)
4.5*      Escrow Agreement
5.1*      Opinion re: Legality
10.1*     Portfolio Service Agreement between Sentinel Acceptance Corporation and Registrant
10.2*     Custodian Agreement
23.1(a)   Consent of Independent Accountants
23.1(b)   Consent of Independent Accountants
23.2*     Consent of Legal Counsel (included in Exhibit 5.1)
25.1*     Form T-1 Statement of Eligibility of Trustee



-----------------------
*    Previously Filed.